Exhibit 10.15

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is dated as of December 3, 2010, among M/A-COM TECHNOLOGY SOLUTIONS INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Technology”), M/A-COM AUTO SOLUTIONS INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), LASER DIODE INCORPORATED (“Laser”), a corporation organized under the laws of the State of Nevada, and MIMIX BROADBAND, INC., a corporation organized under the laws of the State of Texas (“Mimix”, and together with M/A-COM Technology, M/A-COM Auto and Laser, each a “Borrower” and, collectively, “Borrowers”), M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. (“Holdings”), the other Persons party to this Agreement that are designated as a “Guarantor” (together with Holdings, collectively, “Guarantors”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers have requested that Agent and Lenders make available a credit facility, to be used by Borrowers to finance their mutual and collective business enterprise. Agent and Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions.

As used herein, the following terms have the meanings set forth below:

Account - as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor - a Person who is obligated under an Account, chattel paper or general intangible.

Activation Event - as defined in Section 8.5.6.

Activation Notice - as defined in Section 8.5.6.

Administrative Borrower - as defined in Section 4.4(a).

Affiliate - with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns ten (10%) percent or more of the voting securities or any class of Capital Stock of such first Person; (c) at least ten (10%) percent of whose voting securities or any class of Capital Stock is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Capital Stock, by contract or otherwise.

Agent - as defined in the preamble to this Agreement and shall include its successors and assigns.

Agent Indemnitees - Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Payment Account - account no. 1130184266 of Agent at RBS, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as Agent Payment Account for purposes of this Agreement and the other Loan Documents.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law - all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin - with respect to Revolving Loans a percentage equal to (a) 0.50% per annum, if a Base Rate Revolving Loan and (b) 2.25% per annum, if a LIBOR Revolving Loan; provided, that if EBITDA of Holdings and its Subsidiaries is greater than or equal to $25,000,000 for the Fiscal Year ended October 1, 2010, then beginning on the date that is two (2) Business Days following Agent’s receipt of the audited financial statements for the Fiscal Year ended October 1, 2010 (the “Initial Adjustment Date”), and on April 1, 2011 and the first (1st) day of each Fiscal Quarter thereafter, adjustments in the Applicable Margins will be implemented quarterly, on a prospective basis in accordance with the pricing grid set forth below based upon the Quarterly Average Liquidity for the immediately preceding Fiscal Quarter (or, with respect to adjustments, if any, to be made on the Initial Adjustment Date, based upon the daily average of Liquidity for the period from the Closing Date up to the Initial Adjustment Date). Downward adjustments will only take effect (and only remain effective) provided no Default or Event of Default has occurred and is continuing.

Level	Quarterly Average Liquidity	Base Rate Revolving Loans	LIBOR Revolving Loans
I	Greater than or equal to $20,000,000	0.25%	2.00%
II	Less than $20,000,000 but greater than or equal to $10,000,000	0.50%	2.25%
III	Less than $10,000,000	0.75%	2.50%

The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

Approved Fund - any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition - a sale, lease, license, consignment, transfer or other disposition of Property of a Loan Party, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease but excluding, for the avoidance of doubt, issuances of Capital Stock.

Assignment and Acceptance - an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

Availability – the result of (a) the lesser of (i) (A) the Revolving Loan Commitment minus (B) the Revolving Loan Commitment Reserve and (ii) the Borrowing Base minus (b) the principal balance of all Revolving Loans then outstanding.

Availability Reserve - the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent, Charges and Insurance Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens (other than Permitted Liens) upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the amount, if any, of dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrowers) as calculated by Agent that is or is reasonably likely to be greater than five (5%) percent; (g) amounts to reflect events, conditions, contingencies or risks which, as determined by Agent in its discretion, materially adversely affect, or would have a reasonable likelihood of materially adversely affecting, taken as a whole, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the business of any Borrower or any other Loan Party; (h) amounts to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Loan Party to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (i) amounts in respect of any state of facts which Agent determines in its discretion, constitutes a Default or an Event of Default. The amount of any Availability Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its good faith credit judgment, reasonably exercised. Agent shall provide Administrative Borrower with contemporaneous notice of any Availability Reserves (and any adjustments to any calculations made pursuant to Section 8.1) established by Agent at any time after the date hereof; provided, that, Agent’s failure to provide such notice shall in no manner limit or otherwise affect the validity of any such Availability Reserve established by Agent with respect to which Agent neglected to provide such notice and Agent shall have no liability for the failure to provide such notice.

Average Utilization - for any month, sum of the daily average outstanding amount of Revolving Loans and stated amount of Letters of Credit during such month as calculated by Agent.

Bank Product - any of the following products, services or facilities extended to any Loan Party or Subsidiary by a Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party or Subsidiary, other than Letters of Credit; provided, however, that, for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Loan Party must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by Secured Party and Loan Party. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount - as defined in the definition of Bank Product.

Bank Product Debt - Debt and other obligations of a Loan Party relating to Bank Products.

Bank Product Provider - RBS or any other Lender approved by Agent or any of their respective Affiliates that provides Bank Products to any Loan Party.

Bank Product Reserve - the aggregate amount of reserves established by Agent from time to time in its good faith credit judgment, reasonably exercised in respect of Bank Product Debt, which shall be at least equal to the sum of all Bank Product Amounts, in each case, except to the extent that such Bank Product Debt has been Cash Collateralized.

Bankruptcy Code - the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

Base Rate - for any day, a variable rate of interest per annum equal to the higher of (a) the “prime rate” as determined by Agent announced from time to time by RBS at its offices in Boston, Massachusetts (or any successor to the foregoing) as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Effective Rate (as defined below) from time to time plus one-half of one (0.50%) percent, and (c) the LIBOR Rate for a one (1) month Interest Period on such day plus one and three-quarters (1.75%) percent. The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

Base Rate Loan - any Loan that bears interest based on the Base Rate.

Base Rate Revolving Loan - a Revolving Loan that bears interest based on the Base Rate.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrowed Money - with respect to any Loan Party, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Loan Party, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower or Borrowers - as defined in the preamble to this Agreement and any other Person that at any time after the date hereof becomes a Borrower (together with their respective successors and assigns).

Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base - on any date of determination by Agent, from time to time, an amount equal to the sum at such time of, without duplication,

(a) 100% of cash in Borrowing Base Cash Accounts (“Borrowing Base Cash”), plus

(b) 85% of the Value of Eligible Accounts, plus

(c) if, for the most recent Fiscal Quarter then ended, for which Agent has received quarterly financial statements (and related Compliance Certificate) required to be delivered pursuant to Section 10.1.2(b), EBITDA of Holdings and its Subsidiaries is greater than or equal to $6,000,000, the lesser of (i) 85% of the Value of Eligible Foreign Accounts and (ii) $15,000,000, plus

(d) the lesser of (i) 85% of the Value of Eligible Unearned Revenue and (ii) $7,500,000, plus

(e) the lesser of (i) 70% of the Value of Eligible Inventory constituting M/A-COM semi sector, infrastructure, and auto solutions finished goods and (ii) 85% of the NOLV of Eligible Inventory constituting M/A-COM semi sector, infrastructure, and auto solutions finished goods; provided, that amounts included in the Borrowing Base under this clause (e) and clauses (f), (g) and (h) below shall not exceed $7,500,000 in the aggregate, plus

(f) the lesser of (i) 70% of the Value of Eligible Inventory constituting M/A-COM power hybrids finished goods and (ii) 85% of the NOLV of Eligible Inventory constituting M/A-COM power hybrids finished goods; provided, that amounts included in the Borrowing Base under this clause (f), clause (e) above, and clauses (g) and (h) below shall not exceed $7,500,000 in the aggregate, plus

(g) the lesser of (i) 70% of the Value of Eligible Inventory constituting Mimix finished goods and (ii) 85% of the NOLV of Eligible Inventory constituting Mimix finished goods; provided, that amounts included in the Borrowing Base under this clause (g), clauses (e) and (f) above, and clause (h) below shall not exceed $7,500,000 in the aggregate, plus

(h) the lesser of (A) 65% of the Value of Eligible Inventory constituting precious metals raw materials and (B) $750,000; provided, that amounts included in the Borrowing Base under this clause (h) and clauses (e), (f) and (g) above shall not exceed $7,500,000 in the aggregate, plus

(i) as of the Closing Date, $3,800,000, which amount shall be reduced by $63,333 each month thereafter; provided, that if, for any Fiscal Quarter, EBITDA of Holdings and its Subsidiaries is greater than or equal to $6,000,000, Borrowers shall have the option to have their Equipment reappraised once during the immediately following Fiscal Quarter and, subject to such reappraisal, reset eligibility under this clause (i) to the lesser of (i) 85% of the NOLV of Eligible Equipment and (ii) $7,500,000, which recalculated amount shall thereafter be reduced by 1/60th of such recalculated amount on a monthly basis (“M&E Borrowing Base Availability”); provided, further, that no more than one reappraisal per Fiscal Year shall be permitted under this clause (i), in each case minus the Availability Reserve established by Agent at such time in its good faith credit judgment, reasonably exercised.

Borrowing Base Cash - as defined in the definition of Borrowing Base.

Borrowing Base Cash Accounts - Deposit Accounts owned and established by Borrowers with RBS or an Affiliate thereof that are subject to one or more Control Agreements granting Agent full cash dominion over such accounts and subjecting such accounts to a hold on terms satisfactory to Agent pursuant to which Borrowers have no access to funds in such accounts.

Borrowing Base Cash Release - as defined in Section 8.5.8.

Borrowing Base Certificate - a certificate substantially in the form attached hereto as Exhibit B, as such form may be modified by Agent from time to time with the prior written consent of Administrative Borrower (such consent not to be unreasonably withheld or delayed), by which Administrative Borrower, on behalf of Borrowers, certifies calculation of the Borrowing Base.

Business Day - any day (a) which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York, New York; (b) when such term is used to describe a day on which a borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York, New York; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Loan, any day which is a London Banking Day.

Capital Expenditures - all liabilities incurred, expenditures made or payments due (whether or not made) by a Loan Party or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Stock - with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other equity interests).

Cash Collateral - cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize - the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, one hundred five (105%) percent of the aggregate LC Obligations, and (b) with respect to any inchoate or Contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Dominion Period - as defined in section 8.5.6.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Interest Expense - for any period, without duplication, the following: interest expenses deducted in the determination of net income (excluding (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs, and (b) interest paid in kind).

Cash Management Services - any services provided from time to time by RBS or any other Lender approved by Agent or any of its Affiliates to any Loan Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control - (a) prior to an IPO, the failure by the Permitted Investors to collectively own or control, legally and beneficially Capital Stock of Holdings representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings that is then actually entitled to vote on matters submitted to the stockholders of Holdings; (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than any of the Permitted Investors, of Capital Stock of Holdings representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings that is then actually entitled to vote on matters submitted to the stockholders of Holdings, (c) except as the result of a Permitted Asset Disposition, Holdings shall cease to own and control legally and beneficially all of the economic and voting rights (other than with respect to any Foreign Subsidiary, directors’ qualifying shares, equity interests held by foreign nationals and other nominal amounts of Capital Stock that are required to be held by other Persons under Applicable Law) associated with ownership of all outstanding Capital Stock of each Loan Party (other than Holdings); (d) a change in the majority of directors of Holdings, unless approved by the then majority of directors; or (e) any “liquidation event” (or substantially similar term) shall occur under (and as defined in) the Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc., as in effect on the Closing Date. For the avoidance of doubt, a pledge of Capital Stock by any Permitted Investor to a Person shall not constitute a failure to own or control such Capital Stock unless and until such Person rightfully exercises its rights, if any, to obtain legal title to such Capital Stock.

Claims - all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens under the Loan Documents, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or under Applicable Law in connection with the Loan Documents, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date - as defined in Section 6.1.

Cobham - Cobham Defense Electronic Systems Corporation and its successors and assigns.

Cobham Earn-Out Payments - earn-out payments required to be made by Loan Parties pursuant to Section 2.3 of the Cobham Purchase Agreement.

Cobham Liens - any Liens or other security interests in favor of Cobham securing any obligations of Holdings or any of its Subsidiaries under the Cobham Purchase Agreement, the Cobham Security Agreement or any other agreement among Cobham and Holdings or any of its Subsidiaries.

Cobham Purchase Agreement - Purchase Agreement dated as of March 30, 2009 among Cobham, Lockman Electronic Holdings Limited and Kiwi Stone Acquisition Corp., as in effect on the date hereof.

Cobham Security Agreement - Security Agreement made as of March 30, 2009 between Kiwi Stone Acquisition Corp. and Cobham, as in effect on the date hereof.

Code - the U.S. Internal Revenue Code of 1986.

Collateral - all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

Commitment - for any Lender, the aggregate amount of such Lender’s Revolving Loan Commitment.

Commitment Termination Date - the earliest to occur of (a) the Revolving Commitment Termination Date; (b) the date on which Borrowers terminate the Revolving Loan Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolving Loan Commitments are terminated pursuant to Section 11.2.

Compliance Certificate - a certificate substantially in the form attached hereto as Exhibit C, as such form may be modified by Agent from time to time with the prior written consent of Administrative Borrower (such consent not to be unreasonably withheld or delayed), by which Administrative Borrower, on behalf of Borrowers, certifies, among other things, whether Loan Parties are in compliance with Section 10.2.3 and Section 10.3.

Contractual Obligations - as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

Control - the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

Control Agreement - a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

Controlled Investment Affiliate - as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any person Controlling such Person) primarily for making equity or debt investments in, or management or advisory services for, any Person (including without limitation any Loan Party or other portfolio companies of such Person).

Contingent Obligation - any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Controlled Accounts - Deposit Accounts, disbursement, operating, securities, commodity or similar accounts owned and established by Loan Parties that are subject to Control Agreements in favor of Agent.

Copyrights - as defined in the Guaranty and Security Agreement.

Cork - M/ACOM Technology Solutions (Cork) Limited, a corporation organized and existing under the laws of the Republic of Ireland.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to any Person, without duplication, (a) Borrowed Money; (b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business); (c) net obligations owing by such Person under any Hedging Agreements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) all Contingent Obligations to the extent that the “primary obligations” (as defined in the definition of Contingent Obligations) related thereto constitute Debt; (f) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (g) in the case of a Loan Party, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default - an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Defaulting Lender - as defined in Section 4.2.

Default Rate - for any Obligation (including, to the extent permitted by law, interest not paid when due), two (2%) percent plus the interest rate otherwise applicable thereto.

Delivery Period - (a) any period of time during which a Default or an Event of Default has occurred and is continuing; or (b) a period commencing on the date upon which Liquidity has been less than $15,000,000 for three (3) consecutive Business Days and ending on the date upon which Liquidity exceeds $15,000,000 for thirty (30) consecutive days.

Deposit Account - as defined in the UCC.

Distribution - (a) any declaration or payment of a distribution, interest or dividend with respect to any Capital Stock (other than payment-in-kind); or (b) any purchase, redemption, or other acquisition or retirement for value of any Capital Stock.

Dollars or $ - lawful money of the United States.

EBITDA - determined on a consolidated basis for Holdings and its Subsidiaries, net income, calculated before (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains or losses arising from the write-up of assets or write-down of assets (including impairments of intangible assets and excluding the write-down of Inventory included in the Borrowing Base), (f) non-cash equity based and other compensation and/or option expense, (g) reasonable non-recurring transaction fees, charges and expenses; provided, that, such fees, charges and expenses that are billed after the Closing Date shall not exceed $250,000, (h) any extraordinary losses or gains (including in connection with discontinued operations), (i) other reasonable non-cash charges, losses or gains (including related to earnouts pursuant to the Cobham Purchase Agreement and including swap or other hedging agreements), (j) cash restructuring charges in an amount not to exceed $4,000,000 in the Fiscal Year ending October 1, 2010 or $2,000,000 in the Fiscal Year ending September 30, 2011, (k) IPO related expenses in an amount not to exceed $2,000,000 in the Fiscal Year ending October 1, 2010 and $3,000,000 in any Fiscal Year commencing with the Fiscal Year ending September 30, 2011 not to exceed $5,000,000 during the term of this Agreement, (l) other reasonable one-time or non-recurring (i) cash charges or losses (including transaction costs related to Permitted Acquisitions, Permitted Asset Dispositions or financings (other than an IPO) permitted under this Agreement) in an amount not to exceed $500,000 in any Fiscal Year and (ii) cash gains (in each case, to the extent included in determining net income), (m) accretion and dividends related to preferred stock and (n) other non-recurring cash charges or losses agreed to by Agent.

Eligible Account - an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is payable in Dollars; provided, that, no Account shall be an Eligible Account if (a) it is unpaid for more than sixty (60) days after the original due date, or more than one hundred twenty (120) days after the original invoice date; (b) fifty (50%) percent or more of the Accounts owing by the Account Debtor of such Account are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds twenty (20%) percent of the aggregate Eligible Accounts of Borrowers (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its chief executive office outside the United States or Canada; except, that, at Agent’s option, such Account owing by an Account Debtor that is organized or has its chief executive office outside the United States or Canada may be deemed an Eligible Account if either: (i) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent, or (ii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine); (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Liens expressly permitted by clauses (c), (d) and (f) of Section 10.2.2); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale (subject to warranty based return rights arising in the Ordinary Course of Business); (k) it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis (subject to warranty based return rights arising in the Ordinary Course of Business); (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; or (q) such Accounts are owed by account debtors not deemed creditworthy at all times by Agent in its discretion. The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its good faith credit judgment, reasonably exercised, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from or on behalf of a Borrower, prior to the date hereof, in either case under clause (i) or (ii), which materially adversely affects or could reasonably be expected to materially adversely affect the Accounts in Agent’s good faith credit judgment, reasonably exercised; provided, that, without the approval of Required Lenders, no such change or new criteria shall be established by Agent if the effect thereof would be to increase the availability of credit under this Agreement. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

Eligible Assignee - a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) prior to the occurrence of an Event of Default, any other financial institution approved by Agent and Administrative Borrower (which approval by Administrative Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during the continuance of any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Equipment - Equipment owned by a Borrower; provided, that, Eligible Equipment shall not include any Equipment of any Borrower that: (a) is not owned by such Borrower free and clear of all Liens and rights of any other Person, except the Liens in favor of Agent, on behalf of itself and Lenders, and Liens expressly permitted by clauses (c), (d) and (f) of Section 10.2.2; (b) is not located in the United States; (c) fails to meet all of the following criteria: (i) is located on premises owned or leased by such Borrower and (ii) is stored with a bailee, warehouseman or similar Person, unless (x) Agent has given its prior consent thereto, (y) a satisfactory Lien Waiver has been delivered to Agent in accordance with Section 8.4.2, or (z) Availability Reserves reasonably satisfactory to Agent have been established with respect thereto; (d) is located at any site if the NOLV of Equipment at any such location is less than $250,000; (e) is subject to a document of title unless (i) such document has been delivered to Agent with all necessary endorsements and/or notations, free and clear of all Liens except those in favor of Agent and (ii) such Equipment covered by the document of title has not failed to take or pass inspections or tests, or failed to have any licenses, registrations or permits, necessary for its intended use over the road; (f) in Agent’s good faith credit judgment, reasonably exercised, is not in good working order and condition or is otherwise unfit for sale or lease or materially damaged; (g) as to which any of the representations or warranties pertaining to Equipment set forth in this Agreement or in any other Loan Document is untrue or incorrect; (h) is not covered by casualty insurance required hereunder; (i) is not covered by an M&E Appraisal; or (j) that is otherwise unacceptable to Agent in its good faith credit judgment, reasonably exercised. The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by Agent in its good faith credit judgment, reasonably exercised, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from or on behalf of a Borrower, prior to the date hereof, in either case under clause (i) or (ii), which materially adversely affects or could reasonably be expected to materially adversely affect the Equipment in Agent’s good faith credit judgment, reasonably exercised; provided, that, without the approval of Required Lenders, no such change or new criteria shall be established by Agent if the effect thereof would be to increase the availability of credit under this Agreement. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

Eligible Foreign Account - an Account owing to a Borrower by an Account Debtor located in a country other than the United States or Canada and which is excluded from constituting Eligible Accounts under clause (g) thereof (and which otherwise constitutes an Eligible Account) solely by reason that the Account Debtor is organized or has it chief executive office outside the United States or Canada.

Eligible Inventory - Inventory owned by any Borrower; provided, that, such Inventory (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not “non-saleable” as defined in the Inventory Appraisal most recently delivered as required pursuant to Section 10.1.1(b); (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Liens expressly permitted by clauses (c), (d) and (f) of Section 10.2.2); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent, Charges and Insurance Reserve has been established. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its good faith credit judgment, reasonably exercised, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Administrative Borrower, on behalf of Borrowers, prior to the date hereof, in either case under clause (i) or (ii), which materially adversely affects or could reasonably be expected to materially adversely affect the Inventory in Agent’s good faith credit judgment, reasonably exercised; provided, that, without the approval of Required Lenders, no such change or new criteria shall be established by Agent if the effect thereof would be to increase the availability of credit under this Agreement. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

Eligible Unearned Revenue - Accounts owing to a Borrower arising from amounts billed for which revenue has not yet been recognized (a) for products shipped to distributors that have the right to return such products if such products are not sold or (b) for products shipped where title has not yet passed as the result of FOB (freight on board) destination selling terms, and which Accounts are excluded from constituting Eligible Accounts under clause (j) thereof (and which otherwise constitute Eligible Accounts).

Enforcement Action - any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement - each agreement of Loan Parties with respect to any Real Estate subject to a Mortgage, pursuant to which the Loan Parties agrees to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws - all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice - a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release - a release as defined in CERCLA or under any other Environmental Law.

Equipment - as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

ERISA - the Employee Retirement Income Security Act of 1974.

Event of Default - as defined in Section 11.

Exchange Act - the Securities Exchange Act of 1934.

Excluded Foreign Subsidiary - any Foreign Subsidiary of Holdings (a) for which the failure to include such Subsidiary as an “Excluded Foreign Subsidiary” hereunder would or would be reasonably likely to result in materially adverse tax consequences to Borrowers, Guarantors and their subsidiaries (including such Subsidiary), taken as a whole and (b) that has not already guaranteed or pledged any of its assets or suffered a pledge of all of its stock with substantially similar tax consequences, to secure, directly or indirectly, any indebtedness of Borrowers or any Guarantor (excluding such Subsidiary).

Excluded Tax - Tax on the overall net income or gross receipts of a Lender imposed by the jurisdiction in which such Lender’s principal executive office is located.

Extraordinary Expenses - all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

Fee Letter - the fee letter agreement between Agent and Borrowers.

Fiscal Quarter - each period of approximately three (3) months, commencing on the first (1st) day of a Fiscal Year.

Fiscal Year - the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on the Friday closest to September 30th of each year.

Fixed Charge Coverage Ratio - the ratio, determined on a consolidated basis for Holdings and its Subsidiaries, for any period, of (a) EBITDA minus the sum of (i) Capital Expenditures (except those financed with proceeds from the issuance of Capital Stock or with Borrowed Money other than Revolving Loans), (ii) Distributions made and (iii) cash income taxes paid, to (b) Fixed Charges.

Fixed Charges - with respect to any Person for any fiscal period, the sum of (a) Cash Interest Expenses during such period, (b) scheduled principal payments made on Borrowed Money during such period, (c) scheduled amortization of the M&E Borrowing Base Availability during such period and (d) Cobham Earn-Out Payments made by Loan Parties during such period.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan - any employee benefit plan or arrangement maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

Foreign Subsidiary - any Subsidiary of a Person organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions.

Full Payment - with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), other than unasserted contingent Obligations; (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Loan Parties against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP - generally accepted accounting principles in the United States in effect from time to time.

Governmental Approvals - with respect to any Person, all authorizations, consents, permits, approvals, registrations, certificates, concessions, grants, franchises, variances or permissions from, licenses and exemptions of, registrations and filings with, required reports to, and any other Contractual Obligations with, all Governmental Authorities, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Governmental Authority - any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor or Guarantors - as defined in the preamble to this Agreement and any other Person that at any time after the date hereof becomes a Guarantor (together with their respective successors and assigns).

Guaranty and Security Agreement - means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent, made by the Loan Parties in favor of Agent, for the benefit of Secured Parties, as the same may be amended, restated and/or modified from time to time.

Hedging Agreement - an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Holdings - as defined in the preamble to this Agreement.

Impacted Lender - any (a) Defaulting Lender, (b) Lender that has been deemed insolvent or has become subject to an Insolvency Proceeding or (c) Lender as to which (i) the Issuing Bank has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that controls the Lender has been deemed insolvent or has become subject to a bankruptcy or other similar proceeding. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Capital Stock, by contract or otherwise.

Indemnitees - Agent Indemnitees, Lender Indemnitees, and Issuing Bank Indemnitees.

Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property - as defined in the Guaranty and Security Agreement.

Intellectual Property Claim - any express claim or assertion (whether in writing, by suit or otherwise) that a Loan Party’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period - relative to any LIBOR Loan:

(a) initially, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to this Agreement and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Administrative Borrower may select in its notice pursuant to this Agreement; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as selected by Administrative Borrower by irrevocable notice to Agent not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, however, that,

(i) Administrative Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six different dates;

(ii) Interest Periods commencing on the same date for LIBOR Loans comprising part of the same advance under this Agreement shall be of the same duration;

(iii) Interest Periods for LIBOR Loans in connection with which Administrative Borrower has or may incur obligations under Hedging Agreements with Bank Product Provider or any of its Affiliates shall be of the same duration as the relevant periods set under the applicable Hedging Agreements;

(iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(v) no Interest Period may end later than the Commitment Termination Date.

Inventory - as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

Inventory Appraisal - any appraisal of Borrowers’ Inventory performed by an appraiser and containing assumptions and appraisal methods reasonably satisfactory to Agent upon which Agent and Lenders are expressly permitted to rely.

Inventory Reserve - reserves established by Agent in its good faith credit judgment, reasonably exercised to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment - any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Capital Stock of a Person; or any advance, loan, extension of credit or capital contribution to or other investment in a Person.

IPO - means the initial underwritten public offering of common Capital Stock in Holdings pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

Issuing Bank - RBS, an Affiliate of RBS, or any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

Issuing Bank Indemnitees - Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Liabilities - as defined in Section 13.6.

LC Application - an application by Administrative Borrower, on behalf of a Borrower, to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions - the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations under clauses (a) and (b) of the definition thereof do not exceed the Letter of Credit Subline; (c) after giving effect to such issuance, the aggregate outstanding principal amount of the Revolving Loans shall not exceed an amount equal to the lesser of (A) the Borrowing Base and (B) (1) the Revolving Loan Commitment minus (2) the Revolving Loan Commitment Reserve; (d) the expiration date of such Letter of Credit is (i) no more than three hundred sixty-five (365) days from issuance, in the case of standby Letters of Credit, (ii) no more than one hundred twenty (120) days from issuance, in the case of documentary Letters of Credit, and (iii) at least twenty (20) Business Days prior to the Revolving Commitment Termination Date; (e) the Letter of Credit and payments thereunder are denominated in Dollars; and (f) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion.

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Administrative Borrower, Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations - the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit, including, without limitation, reimbursement or indemnification obligations with respect thereto (irrespective of whether contingent); (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing by Borrowers with respect to Letters of Credit.

LC Request - a request for issuance of a Letter of Credit, to be provided by Administrative Borrower, on behalf of a Borrower, to Issuing Bank, in form and substance reasonably satisfactory to Agent and Issuing Bank.

LC Reserve - the aggregate of all LC Obligations under clauses (a) and (b) of the definition thereof, other than (a) those that have been Cash Collateralized, and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees - Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders - as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Letter of Credit - any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline - $1,000,000.

Liabilities - all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

LIBOR Lending Rate - relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate =	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

LIBOR Loan - any Loan that bears interest based on the LIBOR Lending Rate.

LIBOR Loan Prepayment Fee - as defined in Section 5.4.1.

LIBOR Rate - with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on such Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. In the event that such rate is not available at such time for any reason, then the term “LIBOR Rate” shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

LIBOR Reserve Percentage - relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board of Governors, having a term approximately equal or comparable to such Interest Period.

LIBOR Revolving Loan - a Revolving Loan that bears interest based on the LIBOR Lending Rate.

License - any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor - any Person from whom a Loan Party obtains the right to use any Intellectual Property.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property.

Liquidity - the sum of the following amounts as calculated by Agent (a) Availability and (b) unrestricted and available cash of Borrowers that (i) is on deposit to Controlled Accounts, owned and established by Borrowers with RBS or an Affiliate thereof, and (ii) does not constitute Borrowing Base Cash.

Loan - a Revolving Loan.

Loan Account - as defined in Section 5.8.1.

Loan Documents - this Agreement, Other Agreements and Security Documents.

Loan Party - Holdings, each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its Property to secure any Obligations.

Loan Year - each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Lock Box - as defined in Section 8.5.3.

London Banking Day - a day on which dealings in US dollars deposits are transacted in the London interbank market.

M&E Appraisal - any appraisal of Borrowers’ Equipment performed by an appraiser and containing assumptions and appraisal methods reasonably satisfactory to Agent upon which Agent and Lenders are expressly permitted to rely.

M&E Borrowing Base Availability - as defined in the definition of Borrowing Base.

Management Agreement - the letter agreement dated October 15, 2008 by and between Gaas Labs, LLC and Mimix Holdings, Inc., as may be amended to the extent permitted under the Management Fee Subordination Agreement.

Management Fee Subordination Agreement - the letter agreement, dated as of the Closing Date, among Gaas Labs, LLC, Agent, and each of the Loan Parties.

Margin Stock - as defined in Regulation U of the Board of Governors.

Material Adverse Effect - any act, condition, event or circumstance that, taken alone or in conjunction with other events or circumstances, has a material adverse effect on (a) the business, results of operations, Properties or financial condition of the Loan Parties, taken as a whole, on the value of the Collateral, taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on the Collateral, taken as a whole; (b) the ability of any Loan Party to perform any obligations under the Loan Documents when such performance is required thereunder, including repayment of any Obligations when due; or (c) the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon the Collateral, taken as a whole, or the rights and remedies of Agent and Lenders under this Agreement or any of the other Loan Documents.

Material Contract - any agreement or arrangement to which a Loan Party or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (b) that relates to Subordinated Debt, or Debt in an aggregate amount of $500,000 or more, including each of the agreements set forth on Schedule 1.1(a) hereto.

Moody’s - Moody’s Investors Service, Inc., and its successors.

Mortgage - each mortgage, deed of trust, leasehold deed of trust, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document pursuant to which a Loan Party grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Loan Party, as security for the Obligations.

Multiemployer Plan - any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Loan Party or Subsidiary.

Net Proceeds - with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party or Subsidiary in cash from such disposition, net of (a) costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV - (a) with respect to Inventory, the orderly liquidation value (net of costs and expenses incurred in connection with the liquidation) of Inventory expressed as a percentage of the cost of such Inventory, which percentage shall be reasonably determined from time to time by reference to the most recent appraisal of such Inventory received by Agent and conducted by an independent third-party appraiser reasonably satisfactory to Agent and (b) with respect to Equipment, the orderly liquidation value (net of costs and expenses incurred in connection with the liquidation) of Equipment expressed as a dollar amount as set forth in the most recent appraisal of such Equipment received by Agent and conducted by an independent third-party appraiser reasonably satisfactory to Agent.

Notes - each Revolving Loan Note or other promissory note, if any, executed by a Borrower or Borrowers to evidence any Obligations.

Notice of Borrowing - a Notice of Borrowing to be provided by Administrative Borrower to request the funding of a Borrowing of Revolving Loans, in form and substance reasonably satisfactory to Agent.

Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by Administrative Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form and substance reasonably satisfactory to Agent.

Obligations - all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Loan Parties under Loan Documents, (d) obligations of Loan Parties under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Ordinary Course of Business - the ordinary course of business of any Loan Party or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Health Act of 1970.

Other Agreement - each Note; LC Document; Fee Letter; Lien Waiver; Related Real Estate Document; Management Fee Subordination Agreement; Borrowing Base Certificate; Compliance Certificate; intercreditor agreement; subordination agreement; financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by a Loan Party or other Person to Agent or a Lender in connection with any transactions relating hereto.

Overadvance - as defined in Section 2.1.5.

Overadvance Loan - a Base Rate Revolving Loan made when an Overadvance exists or is caused by the funding thereof.

Participant - as defined in Section 13.2.1.

Patents - as defined in the Guaranty and Security Agreement.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item - each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

Permitted Acquisition - (a) the acquisition of all or a substantial part of the assets or property or Capital Stock of any Person or any business unit or division of any Person (the “Target”) or (b) the merger of any Target with or into any Subsidiary of Holdings (and, in the case of a merger with any Borrower, with such Borrower being the surviving corporation), in each case, to the extent that each of the following conditions shall have been satisfied:

(a) Agent shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b) the Target’s assets shall only comprise a business of the type engaged in by Loan Parties as of the date hereof or ancillary businesses reasonably related to the business engaged in by Loan Parties as of the date hereof, and Borrowers shall have provided evidence reasonably satisfactory to Agent that the proposed Permitted Acquisition will be accretive to Borrowers’ earnings;

(c) the total cash and non-cash consideration (including, without limitation, assumption of Indebtedness) for all Permitted Acquisitions permitted under this Agreement shall not exceed $25,000,000 in the aggregate during each Fiscal Year;

(d) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected security interest and lien (subject to any Permitted Liens) in all assets (to the extent the same are acquired by a Loan Party as of the date of such Permitted Acquisition) or Capital Stock of the Target on the same terms and conditions set forth herein and in the Guaranty and Security Agreement, and the Collateral shall not be subject to any liens or encumbrances other than Permitted Liens, and the Target shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith;

(e) concurrently with delivery of the notice referred to in clause (a) above, Administrative Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent, a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries, based on recent financial statements and assumptions believed by Loan Parties to be reasonable at the time made and which shall, among other things and without limitation, project continued compliance with all financial covenants set forth in this Agreement;

(f) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent;

(g) concurrently with delivery of the notice referred to in clause (a) above, Administrative Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent, evidence that Borrowers’ shall have Liquidity on a pro forma basis, of not less than $10,000,000 (i) on the date such acquisition is consummated, (ii) on a daily average basis for the 90-day period immediately prior to the consummation of such acquisition (assuming such acquisition was consummated on the first day thereof), and (iii) on a daily average basis for the 90-day period after giving effect thereto; and

(h) concurrently with consummation of such Permitted Acquisition, Administrative Borrower shall have delivered to Agent a certificate stating that the foregoing conditions have been satisfied.

Permitted Asset Disposition - (a) an Asset Disposition that is a sale of Inventory in the Ordinary Course of Business; (b) so long as no Event of Default has occurred and is continuing, (i) as long as all Net Proceeds are remitted to Agent to the extent necessary to repay the then current amount of Obligations outstanding, Asset Dispositions having a fair market or book value

(whichever is higher) not exceeding $1,000,000 in the aggregate over any 12-month period, (ii) as long as all Net Proceeds are remitted to Agent to the extent necessary to repay the then current amount of Obligations outstanding, Asset Dispositions having a fair market or book value (whichever is higher) not exceeding $10,000,000 in the aggregate over any 12-month period; provided that (A) after giving effect thereto, Borrowers shall be in pro forma compliance with all financial covenants set forth in this Agreement and (B) Borrowers shall have provided to Agent an updated Borrowing Base Certificate showing pro forma Availability of not less than $0 after giving effect thereto; (iii) an Asset Disposition that is a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (iv) an Asset Disposition that is a termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from a Loan Party’s default; (v) an Asset Disposition constituting the abandonment of a Patent in the Ordinary Course of Business, that is not necessary for the Ordinary Course of Business, and could not reasonably be expected to have a Material Adverse Effect, (vi) an Asset Disposition by Cork of all or a portion of the assets associated with its ferrite division; provided, that such Asset Disposition is consummated within ninety (90) days of the Closing Date, (vii) an Asset Disposition by M/A-COM Technology of the outstanding Capital Stock of, or all or a portion of the assets owned by, Laser; provided, that (A) Borrowers shall have provided to Agent an updated Borrowing Base Certificate showing pro forma Availability of not less than $0 after giving effect thereto and (B) such Asset Disposition is consummated within ninety (90) days of the Closing Date, and (viii) an Asset Disposition by Holdings of any registered Intellectual Property that is used in and primarily related to any of the Property or businesses the subject of an Asset Disposition permitted in clauses (b)(i) through (b)(vii) above; and (c) an Asset Disposition that is approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification and warranty obligations in favor of purchasers in connection with acquisitions and dispositions permitted hereunder; and (f) arising under the Loan Documents

Permitted Discretion - Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

Permitted Investors - (a) John Ocampo, (b) Susan Ocampo, (c) any trust or similar vehicle established and maintained by or for the benefit of either John Ocampo or Susan Ocampo or their respective descendants (natural or adopted), (d) any partnership or limited liability company whose partners or members consist solely of John Ocampo, Susan Ocampo, their respective descendants (natural or adopted) and/or any trust or similar vehicle established and maintained by or for the benefit of any or all of them, provided that either John Ocampo or Susan Ocampo maintains Control over such partnership or limited liability company, and/or (e) any Controlled Investment Affiliates of any of the foregoing Persons listed in items (a) through (d) of this definition.

Permitted Lien - as defined in Section 10.2.2.

Permitted Purchase Money Debt - Purchase Money Debt of Loan Parties and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $1,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person - any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and that is either (a) maintained by a Loan Party or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Loan Party or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Pro Rata - with respect to any Lender, a percentage (expressed as a decimal, rounded to the third (3rd) decimal place) determined (a) while Revolving Loan Commitments are outstanding, by dividing the amount of such Lender’s Revolving Loan Commitment by the aggregate amount of all Revolving Loan Commitments; and (b) at any other time, by dividing the amount of such Lender’s outstanding Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested - with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Loan Party; (e) no Lien is imposed upon any of such Loan Party’s assets with respect to such obligation unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent and Secured Parties (except only with respect to property taxes that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Property Loss Event - with respect to any Property, any loss of or damage to such property or any taking of such Property or condemnation thereof.

Protective Advances - as defined in Section 2.1.6.

Purchase Money Debt - (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within ten (10) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien - a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Quarterly Average Liquidity - at any time, the daily average of Liquidity for the immediately preceding Fiscal Quarter as calculated by Agent.

Rating Agencies - as defined in Section 13.6.

RBS - RBS Business Capital, a division of RBS Asset Finance, Inc., a New York corporation, and its successors and assigns.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions - the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers and the other Loan Parties than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it (except for any replacement or substitute Lien; provided, that such replacement or substitute Lien (i) does not secure an aggregate amount of Debt, if any, greater than the Debt being refinanced and (ii) does not encumber any Property other than the Property subject of the Debt being refinanced); (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt - Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date - as defined in Section 2.3.2(a).

Related Real Estate Documents - with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least fifteen (15) days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as

Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent, Charges and Insurance Reserve - the aggregate of (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could rightfully assert a Lien on any Collateral; and (b) a reserve of up to three (3) months rent and other charges that could be payable to any such Person, unless any such Person has executed a Lien Waiver; and (c) a reserve for insurance premiums and payments due or which may become due, in each case, as determined by Agent in its good faith credit judgment, reasonably exercised.

Report - as defined in Section 12.2.3.

Reportable Event - any event set forth in Section 4043(b) of ERISA.

Required Lenders - Lenders (subject to Section 4.2) having Revolving Loan Commitments in excess of seventy (70%) percent of the aggregate Revolving Loan Commitments; provided, that, if there are two (2) Lenders or less, then Required Lenders shall mean all Lenders.

Restricted Investment - any Investment by a Loan Party or Subsidiary, other than (a) Investments in Subsidiaries to the extent such Subsidiary exists on the Closing Date or is created or acquired after the Closing Date to the extent permitted pursuant to the terms hereof; (b) Investments in other Loan Parties (except in Holdings); (c) cash and Cash Equivalents that are subject to Agent’s Lien and control (except as permitted pursuant to Section 8.5), pursuant to documentation in form and substance reasonably satisfactory to Agent; (d) loans and advances permitted under Sections 10.2.5 and 10.2.7; and (e) Investments pursuant to Hedging Agreements permitted under this Agreement.

Restricted Payment - any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in any Loan Party or any Subsidiary.

Restrictive Agreement - an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or any Subsidiary of any Loan Party to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolving Commitment Termination Date - the date which is four (4) years from the date hereof.

Revolving Loan - a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance; collectively, Revolving Loans.

Revolving Loan Commitment - for any Lender, the commitment of such Lender to make Revolving Loans and to participate in LC Obligations which commitment is the amount set forth opposite such Lender’s name Schedule 1.1 under the caption “Revolving Loan Commitment”, or as specified hereafter in the most recent Assignment and Acceptance to which it is a party, and as such commitment may be reduced pursuant to this Agreement. “Revolving Loan Commitments” means the aggregate amount of such commitments of all Lenders. The aggregate Revolving Loan Commitments as of the date hereof equals $50,000,000.

Revolving Loan Commitment Reserve - the sum (without duplication) of the Availability Reserves set forth in clauses (b), (c) and (e) of the definition of Availability Reserves.

Revolving Loan Note - any promissory note to be executed by Borrowers in favor of a Lender, which shall be in the amount of such Lender’s Revolving Loan Commitment and shall evidence the Revolving Loans made by such Lender.

Royalties - all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

SEC - the United States Securities and Exchange Commission, or any successor thereto.

Secured Parties - Agent, Issuing Bank, Lenders and providers of Bank Products.

Securitization - as defined in Section 13.6.

Securitization Party - as defined in Section 13.6.

Security Documents - the Guaranty and Security Agreement, the Mortgages, the Control Agreements, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Loan Party and any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties now or hereafter delivered to Lenders or Agent pursuant to or in connection with the transactions contemplated hereby.

Senior Officer - the chief executive officer, chief financial officer or treasurer of Administrative Borrower or any other Loan Party, as applicable.

Settlement Report - a report delivered by Agent to Lenders summarizing the Revolving Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolving Loan Commitments.

Solvent - as to any Person, such Person (a) owns Property and cash and Cash Equivalents whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt - Debt incurred by Holdings or any of its Subsidiaries that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary - any entity at least fifty (50%) percent of whose voting securities or Capital Stock is owned by a Loan Party or any combination of Loan Parties (including indirect ownership by a Loan Party through other entities in which the Loan Party directly or indirectly owns fifty (50%) percent of the voting securities or Capital Stock).

Swingline Loan - any Borrowing of Base Rate Revolving Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Target - as defined in the definition of Permitted Acquisition.

Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.

Trademarks - as defined in the Guaranty and Security Agreement.

Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type - any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC - the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Value - (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes (but excluding income taxes)) that have been or could be claimed by the Account Debtor or any other Person.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Loan Parties delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Loan Parties’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 and clauses (c) and (i) of the definition of Borrowing Base are amended in a manner reasonably satisfactory to Borrowers and Required Lenders to take into account the effects of the change.

1.3 Certain Matters of Construction. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person, unless the context or express terms of this Agreement requires otherwise. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent in its discretion (and not necessarily calculated in accordance with GAAP). Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best knowledge” of any Loan Party or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, following a good faith inquiry to ascertain the matter to which such phrase relates. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. Any determination, redetermination, calculations or computations made by Agent hereunder with respect to the Availability Reserve, Average Utilization, Liquidity or Quarterly Average Liquidity shall be deemed to be final, conclusive and binding for all purposes, absent manifest error.

SECTION 2. CREDIT FACILITIES

2.1 Revolving Loan Commitment.

2.1.1 Revolving Loans. Each Lender agrees, severally, and not jointly, on a Pro Rata basis up to its Revolving Loan Commitment, on the terms set forth herein, to make Revolving Loans to Borrowers from time to time through the Commitment Termination Date. The Revolving Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolving Loan if the unpaid balance of Revolving Loans outstanding at such time (including the requested Loan) would exceed an amount equal to the lesser of (a) the Borrowing Base and (b) (i) the Revolving Loan Commitments minus (ii) the Revolving Loan Commitment Reserve.

2.1.2 Revolving Loan Notes. The Revolving Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolving Loan Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of Revolving Loans shall be used by Borrowers solely (a) to pay each of the Persons listed in the disbursement direction letter furnished by Borrowers to Agent on the Closing Date; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to repay existing Debt of Borrowers owing to the existing creditors listed in the disbursement direction letter furnished by Borrowers to Agent on the Closing Date; (d) to pay Obligations in accordance with this Agreement; and (e) for working capital, Permitted Acquisitions, Cobham Earn-Out Payments and other lawful corporate purposes of Borrowers, and to pay all other payments expressly permitted under this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Debt which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

2.1.4 Voluntary Reduction or Termination of Revolving Loan Commitments.

(a) The Revolving Loan Commitments shall terminate on the Commitment Termination Date, unless sooner terminated in accordance with this Agreement.

(b) Borrowers may permanently reduce the Revolving Loan Commitments, on a Pro Rata basis for each Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five (5) Business Days prior to the end of a month and shall be effective as of the first (1st) day of the next month; provided, that (i) each partial reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof and (ii) the Revolving Loan Commitment shall not be reduced to an amount less than $40,000,000. In addition, upon at least sixty (60) days prior written notice to Agent, Administrative Borrower, on behalf of Borrowers, may, at its option, terminate the Revolving Loan Commitments and this credit facility. Any notice of termination given by Administrative Borrower, on behalf of Borrowers, shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(c) Concurrently with any termination of all or any portion of the Revolving Loan Commitments during the first Loan Year, for whatever reason (including a termination under Section 11.2 hereof), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to one-half (0.50%) percent of the portion of the Revolving Loan Commitments being terminated.

2.1.5 Overadvances. If the aggregate principal amount of the Revolving Loans exceeds, at any time, the lesser of (a) the Borrowing Base and (b) (i) the Revolving Loan Commitments minus (ii) the Revolving Loan Commitment Reserve (“Overadvance”), the excess amount (which shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents) shall be payable by Borrowers on demand by Agent, unless such Overadvance is the sole and direct result of the establishment of an Availability Reserve by Agent and is not related to any other event, condition or other matter other than the establishment of such Availability Reserve, in which case, such Overadvance shall be payable by Borrowers within five (5) Business Days from the date of such demand. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (i) when no other Event of Default is known to Agent, as long as (A) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), and (B) the Overadvance is not known by Agent to exceed $5,000,000; and (ii) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (A) is not increased by more than $2,500,000, and (B) does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding principal amount of the Revolving Loans and LC Obligations described in clauses (a) and (b) of the definition thereof to exceed the aggregate Revolving Loan Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms other than the first sentence of this Section.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that an Event of Default exists or any conditions in Section 6 are not satisfied to make Base Rate Revolving Loans (“Protective Advances”) (a) up to an aggregate amount of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan

Parties under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2 [Intentionally Omitted]

2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Revolving Commitment Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from Agent at least one (1) Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by Agent or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by Administrative Borrower, for the benefit of a Borrower, only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit; except, that, delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy,

e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.

(e) Notwithstanding anything contained herein to the contrary, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if any Lender is at such time an Impacted Lender hereunder, unless Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with Borrowers or such Impacted Lender to eliminate the Issuing Bank’s risk with respect to such Impacted Lender (it being understood that the Issuing Bank would consider Borrowers providing Cash Collateral to Agent, for the benefit of the Issuing Bank, to secure the Impacted Lender’s pro rata share of the Letter of Credit a satisfactory arrangement); provided, that, notwithstanding anything contained in any Loan Document to the contrary, each of the parties hereto hereby agree that any grant of collateral by any Person to Agent or the Issuing Bank in connection with such arrangements to eliminate such risks of the Issuing Bank shall be deemed to be permitted under the terms of the Loan Documents (and shall not result in any violation thereof) and neither Agent nor the Issuing Bank shall be required to share such collateral with any Lender.

2.3.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Administrative Borrower submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolving Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one (1) Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within twenty (20) Business Days prior to the Revolving Commitment Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolving Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at the LIBOR Lending Rate for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolving Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one (1) day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Loan Party, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate. Each Loan Party acknowledges that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan, on the first (1st) day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Continuation and Conversion Elections. By delivering a Notice of Conversion/Continuation to Agent on or before 11:00 a.m. New York City time on a Business Day, Borrowers may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that, subject to Section 4.3 below, (a) any Base Rate Loan be converted to a LIBOR Loan or (b) any LIBOR Loan be converted on the last day of an Interest Period into a LIBOR Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Loan with a similar Interest Period; provided, however, that, no portion of the outstanding principal amount of any Loans may be converted to, or continued as, LIBOR Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any Loans may be converted to LIBOR Loans of a different duration if such Loans relate to obligations under any Hedging Agreement with a Bank Product Provider. In the absence of delivery of a Notice of Conversion/Continuation with respect to any LIBOR Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan.

3.1.3 Repayments, Continuations and Conversions of LIBOR Loans. LIBOR Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Loan. Upon maturity, a LIBOR Loan may be continued for an additional Interest Period or may be converted to a Base Rate Loan, as set forth in Section 3.1.2.

3.1.4 Substitute Rate.

(a) If Agent shall have determined that:

(i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to Agent in the London interbank market; or

(ii) by reason of circumstances affecting Agent in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Loans of any duration,

then, upon notice from Agent to Administrative Borrower, the obligations of the Lenders hereunder to make or continue any Loans as, or to convert any Loans into, LIBOR Loans of such duration shall forthwith be suspended until Agent shall notify Administrative Borrower that the circumstances causing such suspension no longer exist.

(b) If any Lender shall have determined that the LIBOR Rate no longer adequately reflects such Lender’s cost of funding loans, then, upon notice from such Lender to Administrative Borrower and Agent, the obligations of such Lender under this Section to make or continue any Loans as, or to convert any Loans into, LIBOR Loans of such duration shall forthwith be suspended until such Lender shall notify Administrative Borrower and the Agent that the circumstances causing such suspension no longer exist.

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, in arrears, on the first (1st) day of each month and on the Commitment Termination Date (a) if Average Utilization for the immediately preceding month is equal to or greater than twenty (20%) percent of the Revolving Loan Commitment, a fee equal to (i) one-quarter (0.25%) percent per annum multiplied by (ii) the amount by which the Revolving Loan Commitments exceed the Average Utilization during such immediately preceding month or (b) if Average Utilization for the immediately preceding month is less than twenty (20%) percent of the Revolving Loan Commitment, a fee equal to (i) one-half (0.50%) percent per annum multiplied by (ii) the amount by which the Revolving Loan Commitments exceed the Average Utilization during such immediately preceding month.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolving Loans multiplied by the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first (1st) day of each month; (b) to Agent, for the account of Issuing Bank, a fronting fee equal to one-eighth of one (.125%) percent of the stated amount of each Letter of Credit, which fee shall be payable upon issuance of the Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by two (2%) percent per annum.

3.2.3 Other Fees. Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee as set forth in the Fee Letter is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Administrative Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.

3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by Agent’s personnel or a third party. Borrowers shall also reimburse Bridge Bank, National Association, as a Lender (“Bridge Bank”), for up to $15,000 in the aggregate of (i) Bridge Bank’s out-of-pocket legal expenses incurred by it on or prior to the Closing Date in connection with its review and negotiation of this Agreement and any of the other Loan Documents and (ii) Bridge Bank’s out-of-pocket costs and expenses incurred by it in connection with the discharge of obligations and releases of Liens granted under, and termination of, that certain Loan and Security Agreement, dated as of January 11, 2010, as amended by that certain First Amendment to Loan and Security Agreement, dated as of May 28, 2010, by and among certain of the Loan Parties and Bridge Bank, and that certain payoff letter dated on or about the date hereof executed and delivered in connection therewith. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.

3.5 Illegality. If a Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent be conclusive and binding on Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any LIBOR Loan as, or to convert any Loan into, a LIBOR Loan of a certain duration, the obligations of such Lender to make, continue, maintain or convert into any such LIBOR Loans shall, upon such determination, forthwith be suspended until such Lender shall notify Borrower and Agent that the circumstances causing such suspension no longer exist, and all LIBOR Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

3.6 Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) shall subject any Lender to any Tax with respect to its LIBOR Loans or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to such Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for Excluded Taxes); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors) against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender or on the London interbank market any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, by an amount deemed by such Lender to be material, then, within fifteen (15) days after demand by such Lender, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, that, Borrowers shall not be required to compensate a Lender pursuant to this Section 3.6 for any such increased cost or reduction incurred more than 90 days prior to the date that such Lender demands, or notifies Borrowers of its intention to demand, compensation therefor, provided, further, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender, or Person controlling such Lender, and such Lender determines (in its discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to Borrower and Agent, Borrowers shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return; provided, that, Borrowers shall not be required to compensate a Lender pursuant to this Section 3.7 for any such reduction incurred more than 90 days prior to the date that such Lender demands, or notifies Borrowers of its intention to demand, compensation therefor, provided, further, that, if the circumstance giving rise to such reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers. In determining such amount, such Lender may use any method of averaging and attribution that it (in its discretion) shall reasonably deem applicable.

3.8 Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.9, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction.

3.9 Indemnities. In addition to the LIBOR Loan Prepayment Fee payable under Section 5.4.1, Borrowers agree to reimburse each Lender (without duplication) for any increase in the cost to such Lender, or reduction in the amount of any sum receivable by such Lender, in respect, or as a result of:

(a) any conversion or repayment or prepayment of the principal amount of any LIBOR Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

(b) the failure of Borrowers to borrow any Loans to be made as LIBOR Loans in accordance with the Notice of Borrowing given (or deemed to have been given) by Administrative Borrower with respect thereto;

(c) the failure of Borrowers to continue or convert any Loans as or into LIBOR Loans in accordance with the Notice of Conversion/Continuation given (or deemed to have been given) by Administrative Borrower with respect thereto; or

(d) any costs associated with marking to market any obligations under any Hedging Agreement with a Bank Product Provider that (in the reasonable determination of Agent) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto.

Such Lender shall promptly notify Administrative Borrower and Agent in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required to fully compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by Borrowers to such Lender within five (5) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrowers. Borrowers understand, agree and acknowledge the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) each Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Loan Prepayment Fee, and other funding losses incurred by the Lenders. Borrowers further agree to pay the LIBOR Loan Prepayment Fee and other funding losses, if any, whether or not the applicable Lender elects to purchase, sell and/or match funds.

3.10 Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolving Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolving Loans, Administrative Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. New York City time (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least two (2) Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. New York City time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one (1) month if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolving Loans on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation.

(c) Borrowers shall establish and maintain controlled disbursement accounts with Agent or Agent’s Affiliate. The parties agree that the presentation for payment of any check or other item of payment drawn on, or other transfer made from, such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement accounts or other appropriate account.

4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolving Loan Commitment by funding its Pro Rata share of each Borrowing of Revolving Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon New York City time on the proposed funding date for Base Rate Loans or by 3:00 p.m. New York City time at least two (2) Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. New York City time on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. New York City time on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolving Loans as directed by Administrative Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) Agent may in its sole discretion, but shall not be obligated to, advance Swingline Loans to Borrowers out of Agent’s own funds, up to an aggregate outstanding amount of $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolving Loan for all purposes; except, that, payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolving Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolving Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every five (5) Business Days. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolving Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Loan Party or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one (1) Business Day after Agent’s request therefor. Each Lender shall only be entitled to receive interest on its Pro Rata share of the Loans to the extent such Loans have been funded by such Lender. Because Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

4.1.4 Notices. Each Loan Party authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Administrative Borrower, for the account of Borrowers, shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Loan Party as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Loan Party’s behalf.

4.2 Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder (a “Defaulting Lender”), Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees and whether in respect of Revolving Loans, participation interests or otherwise). For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents and determining Pro Rata, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Loan Commitment shall be deemed to be zero (0). At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders (other than the Defaulting Lender) in accordance with the terms of this Agreement shall be distributed to such non-defaulting Lenders on a Pro Rata basis calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Loan Commitment to zero (0) as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata share of the Defaulting Lender. To the extent that Agent elects to receive and retain such amounts, Agent may hold them and, in its reasonable discretion, relend such amounts to Borrowers. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders, other than Defaulting Lenders, on a Pro Rata basis as calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as Protective Advances for purposes of Section 5.6.1 hereof, except as Agent may otherwise elect. Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders other than the Defaulting Lenders and any allocation of requested Revolving Loans between them. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender (a) has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender, (b) has made any other payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be settled and funded based on the outstanding principal balance of the Revolving Loans on the date that Defaulting Lender makes all of the payments required to be made under Section 4.2(a) above or shall be settled and funded by such Lender at such other time thereafter as Agent may specify, and (c) is otherwise in compliance with the terms of this Agreement. Upon the making such payment or payments by Defaulting Lender with respect to the event that is the basis for it having become a Defaulting Lender, such Lender shall (i) cease to be a Defaulting Lender, (ii) only be entitled to receive the payment of interest (and no other amounts) accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers relating to the funds constituting Loans funded by such Lender prior to the date that such Lender became a Defaulting Lender (and not previously paid to such Lender), (iii) have its Commitment reinstated for all purposes and (iv) fund Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of its duties and obligations hereunder.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolving Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis. No more than five (5) aggregated LIBOR Loans may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

Upon determining the LIBOR Lending Rate for any Interest Period requested by Borrowers, Agent shall promptly notify Administrative Borrower thereof by telephone or electronically and, if requested by Administrative Borrower, shall confirm any telephonic notice in writing.

4.4 Administrative Borrower.

(a) Each Borrower hereby irrevocably appoints and constitutes M/A-COM Technology Solutions Inc. (“Administrative Borrower”) as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement and the Loan Documents from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 4.4. Administrative Borrower shall ensure that the disbursement of any Revolving Loans to each Borrower requested by or paid to or for the account of Borrowers, or the issuance of any Letters of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

4.5 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that, Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services). All undertakings of Loan Parties contained in the Loan Documents shall survive any termination of the Commitments, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, in each case, until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 15.2, 15.11 and this Section, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon New York City time on the due date. Any payment after such time shall be deemed made on the next Business Day. Administrative Borrower, on behalf of Borrowers, may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by the LIBOR Loan Prepayment Fee and all amounts due under Section 3.9. Subject to Section 5.6.1, any payment or prepayment of Loans shall be applied to each Lender’s Loans on a Pro Rata basis. Subject to the immediately preceding sentence, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2 Repayment of Revolving Loans. Revolving Loans shall be due and payable in full on the Commitment Termination Date, unless payment is sooner required hereunder. Revolving Loans may be prepaid from time to time, without penalty or premium (other than as applicable under Sections 2.1.4 or 5.4). Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first (1st) Business Day after any Borrower has knowledge thereof, repay the outstanding Revolving Loans and/or Cash Collateralize LC Obligations in an amount sufficient to reduce the principal balance of Revolving Loans to the lesser of (a) the Borrowing Base and (b) (i) the Revolving Loan Commitments minus (ii) the Revolving Loan Commitment Reserve.

5.3 Mandatory Prepayments. Immediately upon receipt by any Loan Party of Net Proceeds arising from (a) any Asset Disposition or (b) any Property Loss Event with respect to any Property of any Loan Party, Borrowers shall immediately pay or cause to be paid to Agent an amount equal to 100% of such Net Proceeds for application to the outstanding Revolving Loans (without a permanent reduction of the Revolving Loan Commitment). Notwithstanding anything to the contrary contained herein, such prepayment shall not be required to the extent a Borrower reinvests the Net Proceeds of such Asset Disposition or Property Loss Event in productive assets

(other than Inventory) of a kind then used or usable in the business of a Borrower, within one hundred eighty (180) days after the date of such Asset Disposition or Property Loss Event; provided that (i) no Default of Event of Default then exists or would arise therefrom, (ii) the applicable Borrower delivers to Agent a certificate executed by its chief financial officer on or prior to the date prepayment would otherwise be required pursuant to the terms hereof stating that such proceeds shall be reinvested in accordance herewith within one hundred and eighty (180) days following the date of the Asset Disposition or Property Loss Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (iii) all such proceeds shall be deposited into a Controlled Account. To the extent not so reinvested within the applicable 180 day time period, Borrowers shall prepay the Revolving Loans with such proceeds (without a permanent reduction of the Revolving Loan Commitment).

5.4 Payment of LIBOR Loans and Other Obligations.

5.4.1 LIBOR Loans. LIBOR Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Loans in connection with which Borrowers have or may incur obligations under any Hedging Agreement with a Bank Product Provider, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Agreements. Administrative Borrower shall give Agent, no later than 11:00 a.m. New York City time at least three (3) Business Days notice of any proposed prepayment of any LIBOR Loans, specifying the proposed date of payment of such LIBOR Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Loans shall be in an integral multiple of $1,000,000 and accompanied by the payment of all charges outstanding on such LIBOR Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Loan during an Interest Period shall result in the Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Loans on any date other than on the last day of an Interest Period shall be accompanied by, and Borrowers hereby promise to pay to Agent for the Pro Rata benefit of the Lenders, on each such date or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Loan Prepayment Fee”) determined by Agent pursuant to the following formula:

(a) the then current LIBOR Rate applicable to an Interest Period with a maturity date closest to the end of the Interest Period with respect to the LIBOR Loans being prepaid as to which prepayment is made, subtracted from

(b) the LIBOR Lending Rate applicable to the LIBOR Loan being prepaid.

If the result of this calculation is zero (0) or a negative number, then there shall be no LIBOR Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(i) the amount of the LIBOR Loan being prepaid.

The resulting amount shall be divided by:

(ii) 360

and multiplied by:

(iii) the number of days remaining in the Interest Period as to which the prepayment is being made.

The resulting amount of these calculations shall be the LIBOR Loan Prepayment Fee.

5.4.2 Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any Loan Party makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to interest and all other amounts owing to Agent on Swingline Loans or Protective Advances;

(c) third, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(d) fourth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(e) fifth, to all other Obligations or to Cash Collateralize LC Obligations (but not including any Obligations in connection with any Bank Product Debt); and

(f) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Bank Product Provider. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party.

5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments. During a Cash Dominion Period, the ledger balance (including both (a) collected funds and (b) payments conditional upon final collection) in each Controlled Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day; provided, that, for the purposes of calculating interest on the Obligations during a Cash Dominion Period, all payments that are conditional upon final collection, and only such payments, will be applied to the Obligations two (2) Business Days following the date of receipt of such payments in each such Controlled Account. Each Loan Party irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of any Loan Party and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8 Loan Account; Account Stated.

5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Loan Parties to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Administrative Borrower, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes. If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.

5.10 Withholding Tax Exemption. At least five (5) Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall deliver to Administrative Borrower and Agent two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes. Each Foreign Lender shall deliver to Administrative Borrower and Agent two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Administrative Borrower or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and Borrowers shall not be required to pay any additional amounts under this Section as a result of such withholding.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability.

(a) All Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or Letters of Credit hereunder or the amount of such Loans received or the manner in which Agent and Lenders account for such Loans, Letters of Credit or other extensions of credit on its books and records. The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent, for itself and on behalf of Lenders, (iv) the failure by Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (v) the election of Agent or Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) the disallowance of all or any portion of the claim(s) of Agent or Lenders for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until Full Payment of the Obligations and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or Lenders now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and Lenders. Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

(b) Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Notwithstanding anything to the contrary in any Loan Document, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Loan Party, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of such Borrower’s Obligations to Agent and Lenders, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers hereby represent and warrant to Agent and Lenders that (a) Borrowers’ business is a mutual and collective enterprise, (b) Borrowers make up a related organization of various entities constituting a single economic and business enterprise in which Borrowers share an identity of interests such that any benefit received by any one of them benefits the other Borrowers; and (c) certain of Borrowers render services to or for the benefit of other Borrowers, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers (including, inter alia, the payment by Borrowers of creditors of the other Borrowers and guarantees by Borrowers of indebtedness of the other Borrowers and the provision of administrative, marketing, payroll and management services to or for the benefit of the other Borrowers). Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.4 Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

6.1.1 Loan Documents. This Agreement, the Guaranty and Security Agreement and the other Loan Documents, which shall be in form and substance satisfactory to Agent, shall have been duly executed by each Loan Party that is to be a party thereto, each Loan Party shall be in compliance with all terms thereof and each of the Loan Documents shall be in full force and effect on the Closing Date. Agent on behalf of Secured Parties shall, upon the filing of the applicable documentation, have a Lien in the Collateral of the type and priority described in each Loan Document. Agent shall have received such other documents and information as Agent or any Lender may reasonably request.

6.1.2 UCC Filings. Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

6.1.3 [Intentionally Omitted].

6.1.4 Cash Management. Borrowers shall have established the cash management systems described in Section 8.5, including, without limitation, providing to Agent duly executed Control Agreements with respect to each Deposit Account, disbursement, operating, securities, commodity or similar account maintained by any Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Loan Parties’ salaried employees), in each case, in form and substance reasonably satisfactory to Agent.

6.1.5 Officer’s Certificate. Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Administrative Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (a) Holdings and its Subsidiaries, on a consolidated basis, and each Borrower, on an individual basis, are Solvent; (b) no Default or Event of Default exists; (c) the representations and warranties set forth in Section 9 are true and correct; and (d) each Loan Party has complied with all agreements and conditions to be satisfied by it under the Loan Documents to which it is a party.

6.1.6 Resolutions, Organizational Documents, Incumbency Certificate. Agent shall have received a certificate of a Senior Officer of each Loan Party, certifying (a) that attached copies of such Loan Party’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (b) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (c) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

6.1.7 Opinions. Agent shall have received (i) a written opinion of Perkins Coie LLP and (ii) a written opinion of Holland & Hart LLP, special Nevada counsel to Laser, each in form and substance reasonably satisfactory to Agent.

6.1.8 Good Standing Certificates. Agent shall have received copies of the charter documents of each Loan Party, certified as appropriate by the Secretary of State or another official of such Loan Party’s jurisdiction of organization. Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of (a) such Loan Party’s jurisdiction of organization and (b) each jurisdiction where such Loan Party’s conduct of business or ownership of Property necessitates qualification.

6.1.9 Insurance. Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee and an additional insured.

6.1.10 Unaudited Financials. Agent shall have received, in form and substance reasonably satisfactory to Agent, unaudited balance sheets as of the end of the month most recent ended immediately prior to the Closing Date and the related statements of income and cash flow for such month, for Holdings and its Subsidiaries (on consolidated basis), prepared in accordance with GAAP, subject to normal period end adjustments (including income tax-related adjustments) and the absence of footnotes, and fairly presenting the financial position and results of operations for such month.

6.1.11 Due Diligence.

(a) Agent shall have completed its business, financial and legal due diligence of Loan Parties, including a roll-forward of its previous field examination, with results satisfactory to Agent. No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect since December 31, 2009.

(b) Agent shall have received, in form and substance reasonably satisfactory to Agent and Lenders, a pro-forma balance sheet of Loan Parties reflecting the initial transactions contemplated hereunder, including, but not limited to, the Loans and Letters of Credit provided by Agent and Lenders to Borrowers on the date hereof and the use of the proceeds of the initial Loans as provided herein.

6.1.12 Payment of Fees. Loan Parties shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

6.1.13 Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate prepared as of the Closing Date or as of such other date as Agent may elect.

6.1.14 Payoff of Existing Credit Agreements. (a) All Debt (other than Debt permitted under Section 10.2.1), including, without limitation, all principal, premium, if any, interest, fees and other amounts, due or outstanding under the existing financing arrangements of each Loan Party shall have been (or shall simultaneously be) paid in full and the commitments thereunder, if any, terminated, and (b) all the Liens (other than Permitted Liens), including, without limitation, the Cobham Liens, upon any of the Property of Holdings or any of its Subsidiaries shall have been terminated and released, in each case, as evidenced by (i) payoff letters, (ii) UCC termination statements for all UCC financing statements previously filed by Cobham or such existing lenders or their predecessors, as secured parties, and Loan Parties, as debtors, (iii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Loan Parties in favor of such existing lenders, in form acceptable for recording with the appropriate Governmental Authority, and (iv) other documentation satisfactory to Agent duly executed and delivered by Cobham or such existing lenders or an agent or trustee thereof or otherwise satisfactory to Agent.

6.1.15 Liquidity. After giving effect to the initial Revolving Loans (including such Loans made to finance the fees, costs, and expenses then payable under this Agreement), the incurrence of any LC Obligations and the consummation of the transactions contemplated hereunder on the Closing Date (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales), Liquidity not be less than $20,000,000.

6.1.16 Notices Pursuant to Loan Documents. Agent shall have received a copy of all notices required to be sent and other documents required to be executed under the Loan Documents, in each case, as of the Closing Date.

6.1.17 Searches/Discharge of Liens. Agent shall have received and reviewed UCC, tax lien and judgment search results for the jurisdiction of organization of each Loan Party, the jurisdiction of the chief executive office of each Loan Party and all jurisdictions in which assets of each Loan Party is located, which search results shall be in form and substance reasonably satisfactory to Agent. Agent shall have received evidence that all Liens (other than Permitted Liens) affecting the assets of Loan Parties have been or will be discharged on or before the Closing Date.

6.1.18 Possessory Collateral. Agent shall have received all possessory collateral required to be delivered to Agent pursuant to the Loan Documents, duly endorsed in a manner satisfactory to Agent indicating Agent’s security interest therein.

6.1.19 Third Party Waivers and Consents. Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary in order to permit, protect and perfect its Lien upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents.

6.1.20 Audits and Appraisals.

(a) Agent or its Affiliates shall have conducted a field examination of Borrowers’ assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to Agent in all respects; and

(b) The Agent shall have received appraisals conducted on certain Inventory and Equipment of the Loan Parties, and the results of such appraisals shall be reasonably satisfactory to Agent in all respects.

6.1.21 USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.1.22 Governmental and Third Party Approvals. All governmental and third party approvals necessary in connection with this Agreement shall have been obtained and be in full force and effect, and all waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would restrain or otherwise impose adverse conditions on this Agreement.

6.1.23 Management Fee Subordination Agreement. Agent shall have received the Management Fee Subordination Agreement, in form and substance satisfactory to Agent, executed by each of Gaas Labs, LLC, Agent, Borrower and Guarantors.

6.1.24 Minimum EBITDA. Holdings will have had a minimum EBITDA, for the trailing twelve (12) month period preceding the Closing Date, of not less than $20,000,000.

6.1.25 No Defaults. (a) No Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from the making of the initial Revolving Loans and (b) no Loan Party or Subsidiary shall be in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default by any Loan Party, under any Material Contract or in the payment of any Borrowed Money.

6.1.26 Litigation. There shall be no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Loan Party or Subsidiary.

The acceptance by Borrowers of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied (other than such conditions that are subject to the satisfaction of Lenders or Agent), with the same effect as delivery to Agent, for itself and on behalf of Lenders, of a certificate signed by a Senior Officer of Borrowers, dated the Closing Date, to such effect. Execution and delivery to Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 6.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on an Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 6.1, and (iii) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers, unless the following conditions are satisfied:

6.2.1 No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

6.2.2 Representations and Warranties. The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

6.2.3 Other Conditions Precedent. All conditions precedent in any other Loan Document shall be satisfied;

6.2.4 No Material Adverse Effect. No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect since the Closing Date; and

6.2.5 LC Conditions. With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Administrative Borrower, on behalf of Borrowers, for funding of a Loan or issuance of a Letter of Credit to or for the benefit of Borrowers shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.

6.3 Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance; or (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. [Intentionally Omitted]

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the twentieth (20th) day of each month (or, during a Delivery Period, more frequently in the sole discretion of Agent), Administrative Borrower, on behalf of Borrowers, shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month (or period, if required to be delivered more frequently). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Administrative Borrower, on behalf of Borrowers, and certified by a Senior Officer of Administrative Borrower; provided, that, Agent may from time to time review and adjust any such calculation in its good faith credit judgment, reasonably exercised (a) to reflect its reasonable estimate of declines in value of any Collateral included in the Borrowing Base, due to collections received in any Controlled Account or otherwise; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or the past due trade payables or other past due Debt of any Loan Party.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a sales and collections report, in form and substance reasonably satisfactory to Agent. Each Borrower shall also provide to Agent, on or before the twentieth (20th) day of each month (or, during a Delivery Period, more frequently in the sole discretion of Agent), (a) a detailed aged trial balance of all Accounts as of the end of the preceding month (or period, if required to be delivered more frequently), specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request and (b) a reconciliation of the Accounts trial balance of Borrowers to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 10.1.2(c), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion. If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, each Loan Party shall notify Agent of such occurrence promptly (and in any event within one (1) Business Day) after such Loan Party has knowledge thereof.

8.2.2 Taxes. If an Account of any Loan Party includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge such Loan Party therefor; provided, however, that, neither Agent nor Lenders shall be liable for any Taxes that may be due from any Loan Party or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Loan Party to verify the validity, amount or any other matter relating to any Accounts of Loan Party by mail, telephone or otherwise. Loan Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Accounts Payable. Each Borrower shall provide to Agent, on or before the twentieth (20th) day of each month (or, during a Delivery Period, more frequently in the sole discretion of Agent), an aging of accounts payable and reconciliation of accounts payable aging to each Borrower to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 10.1.2(c), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion. Upon written request by Agent, Loan Parties shall provide Agent with a listing of all material Royalty payments then past due.

8.2.5 Proceeds of Collateral. Except as set forth in Section 8.5, Loan Parties shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Controlled Account. If any Loan Party or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Controlled Account or remitted to Agent Payment Account.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent Inventory reports in form and substance reasonably satisfactory to Agent, on such periodic basis as Agent may request (but in any event no more frequently than once per month). Each Loan Party shall (a) conduct periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such Inventory and count promptly upon completion thereof, together with such supporting information as Agent may request and (b) on or before the twentieth (20th) day of each month (or, during a Delivery Period, more frequently in the sole discretion of Agent), provide Agent a reconciliation of the perpetual Inventory by location of Borrowers to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 10.1.2(c), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion. Agent may participate in and observe each inventory or physical count at Agent’s sole cost and expense.

8.3.2 Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (d) any payment received by a Loan Party for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. Each Loan Party shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Loan Party shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request (but in any event no more frequently than once per month), a current schedule thereof, in form and substance reasonably satisfactory to Agent. Promptly upon request, each Loan Party shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times in all material respects, reasonable wear and tear excepted.

Each Loan Party shall ensure that the Equipment is mechanically and structurally sound in all material respects, and capable of performing the functions for which it was designed in all material respects, in accordance with the manufacturer’s published and recommended specifications in all material respects. No Loan Party shall permit any Equipment representing a material portion of the aggregate value of the Collateral to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or similar instrument.

8.5 Cash Management. Loan Parties shall maintain cash management systems pursuant to arrangements reasonably acceptable to Agent, including, without limitation, the cash management systems described below.

8.5.1 Each Loan Party authorizes and directs each bank or other depository to deliver to the Agent Payment Account during a Cash Dominion Period, on a daily basis, all balances in each Controlled Account maintained by such Loan Party with such depository for application to the Obligations then outstanding. Each Loan Party irrevocably appoints Agent as such Loan Party’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

8.5.2 Schedule 8.5 sets forth all Deposit Accounts, disbursement, operating, securities, commodity or similar accounts owned and established by Loan Parties. Each Loan Party shall be the sole account holder of each account and shall not allow any other Person (other than Agent) to have control over an account or any Property deposited therein.

8.5.3 On or prior to the Closing Date, Borrowers and Guarantors shall have (a) opened Deposit Accounts, disbursement accounts and operating accounts with RBS or its Affiliates, which accounts (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Loan Parties’ salaried employees) shall be subject to Control Agreements and (b) established lock boxes (“Lock Boxes”) maintained with RBS or its Affiliates and subject to Control Agreements.

8.5.4 Promptly after the Closing Date, Borrowers shall (a) request in writing and otherwise take such steps reasonably necessary to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (b) deposit and cause Loan Parties to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Controlled Accounts.

8.5.5 Loan Parties shall not be required to obtain Control Agreements with respect to any deposit accounts maintained, as of the Closing Date, with Bank of America; provided, that, the Loan Parties shall not maintain at any time a daily balance in excess of $2,500,000 in the aggregate in any deposit accounts that are not subject to Control Agreements.

8.5.6 Each Control Agreement shall provide, among other things, that (a) all items of payment deposited in such account and proceeds thereof deposited in the applicable account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Secured Parties, (b) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (c) that such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which (A) an Event of Default has occurred and is continuing or (B) Liquidity is less than $15,000,000 (any of the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each account to Agent Payment Account. An Activation Event shall terminate at the time at which Liquidity exceeds $15,000,000 for thirty (30) consecutive days or such Event of Default has been waived or cured in accordance with this Agreement (any such period, a “Cash Dominion Period”). During any Cash Dominion Period, no Loan Party shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in disbursement accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements. Upon the termination (or waiver) of any Cash Dominion Period, Agent shall terminate such Activation Notice unless and until a subsequent Activation Event shall occur.

8.5.7 Agent shall invest Cash Collateral in such investments which are cash or Cash Equivalents as may be directed by Borrowers in writing (so long as no Default or Event of Default shall have occurred and be continuing); provided, however, that Agent shall not be liable for any losses relating to the investment or reinvestment of the Cash Collateral, or any liquidation of such investment or reinvestment, made in accordance with the terms of this Agreement, including, without limitation, any liability for any delays in the investment or reinvestment of the Cash Collateral, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date. Each Loan Party hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Loan Party or other Person claiming through or on behalf of any Loan Party shall have any right to any Cash Collateral, until Full Payment of all Obligations or the termination or cancellation of such Obligations that are Cash Collateralized.

8.5.8 Upon the written request of Administrative Borrower, Agent shall release Borrowing Base Cash (a “Borrowing Base Cash Release”) from the Borrowing Base Cash Accounts; provided, that (a) no Default or Event of Default shall have occurred and be continuing, (b) each Borrowing Base Cash Release shall be in a minimum amount of $1,000,000, (c) no more than one Borrowing Base Cash Release per month (or more frequently as may be agreed to by Agent in its discretion) shall be permitted under this Section 8.5.8, (d) Borrowers shall have provided to Agent an updated Borrowing Base Certificate showing pro forma Availability of not less than $0 after giving effect to such Borrowing Base Cash Release and (e) after giving effect to any Borrowing Base Cash Release, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the lesser of (i) the Borrowing Base and (ii) (A) the Revolving Loan Commitments minus (B) the Revolving Loan Commitment Reserve.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Loan Parties at the business locations set forth in Schedule 8.6.1; except, that, Loan Parties may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6 and (b) move Collateral to another location in the United States, upon thirty (30) Business Days prior written notice to Agent.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Loan Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers as are reasonably satisfactory to Agent. All net proceeds under each policy shall be payable to Agent to the extent necessary to repay the then current amount of Obligations outstanding. From time to time upon request, Loan Parties shall deliver to Agent certificates, policies or endorsements as Agent shall reasonably require as proof of such insurance and any updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Loan Party agrees to deliver to Agent, promptly as rendered, copies of all claim reports made to insurance companies. While no Event of Default exists, Loan Parties may settle, adjust or compromise any insurance claim, as long as the net proceeds are delivered to Agent to the extent necessary to repay the then current amount of Obligations outstanding. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any net proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent to the extent necessary to repay the then current amount of Obligations outstanding. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolving Loans, and then to any other Obligations outstanding. Subject to clause (c) below, any net proceeds or awards that relate to Equipment shall be applied first to Revolving Loans and then to other Obligations.

(c) If requested by Loan Parties in writing within fifteen (15) days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or other Collateral, Loan Parties may use such proceeds or awards to repair or replace such Equipment or other Collateral (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Loan Parties comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Loan Parties. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Loan Parties’ sole risk.

8.6.4 Defense of Title to Collateral. Each Loan Party shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Loan Party represents and warrants that:

9.1.1 Organization and Qualification. Each Loan Party and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent expressly permitted under Section 10.2.9 hereof. Each Loan Party and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation, limited liability company, or partnership (as applicable) in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Loan Party is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company or partnership action (as applicable), and do not (a) require any consent or approval of any holders of Capital Stock of any Loan Party, other than those already obtained; (b) contravene the Organic Documents of any Loan Party; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Loan Party.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Loan Party and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Capital Stock, the holders of its Capital Stock, and all agreements binding on such holders with respect to their Capital Stock. Each

Loan Party has good title to its Capital Stock in its Subsidiaries, subject only to Agent’s Lien, and all such Capital Stock is duly issued, fully paid and non-assessable. Except as listed on Schedule 9.1.4, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Capital Stock of any Loan Party or Subsidiary.

9.1.5 Corporate Names; Locations. Since March 30, 2009, except as shown on Schedule 9.1.5, no Loan Party or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Loan Parties and Subsidiaries are shown on Schedule 8.6.1.

9.1.6 Title to Properties; Priority of Liens. Each Loan Party and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its material personal Property, including all Property reflected in any financial statements delivered to Agent, in each case, necessary or used in the ordinary conduct of its business and free of Liens except Permitted Liens. Each Loan Party and Subsidiary has paid and discharged all material lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are (or upon the filing, recording or registering of appropriate financing statements or analogous documents in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC in the relevant jurisdiction, will be) duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.7 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Loan Parties with respect thereto. Loan Parties warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by an instrument or a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and, except with respect to refund and return rights arising in the Ordinary Course of Business, disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law (other than the U.S. Assignment of Claims Act) restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective);

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder and refund and return rights arising in the Ordinary Course of Business; and

(g) to the best of Loan Parties’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account in any material respect; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Loan Party’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8 Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Holdings and its Subsidiaries that have been and are hereafter delivered to Agent, for itself and on behalf of Lenders, are prepared in accordance with GAAP, subject, in the case of interim and unaudited financial statements, to normal period end adjustments (including income tax-related adjustments) and the absence of footnotes, and fairly present the financial positions and results of operations of Holdings and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent, for itself and on behalf of Lenders, have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2009, there has been no change in the condition, financial or otherwise, of Holdings, Borrowers, or Borrowers and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries, on a consolidated basis, and each Borrower, on an individual basis, are Solvent.

9.1.9 Contingent Obligations. No Loan Party or Subsidiary has any Contingent Obligations other than Contingent Obligations permitted pursuant to Section 10.2.1.

9.1.10 Taxes. Each Loan Party and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file (taking into account any valid extensions of the required filing time in respect of the same), and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Loan Party and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, except for the fees payable pursuant to this Agreement and the Fee Letter.

9.1.12 Intellectual Property. Each Loan Party and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except where the failure to own or have the lawful right to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Loan Party’s knowledge, threatened Intellectual Property Claim with respect to any Loan Party, any

Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.12, and other than Royalties in an aggregate amount equal to $250,000 per Fiscal Year, no Loan Party or Subsidiary pays or owes any Royalties or other compensation to any Person with respect to any Intellectual Property. All registered Trademarks, Copyrights and Patents owned, used or licensed by, or otherwise subject to any interests of, any Loan Party or Subsidiary is shown on Schedule 9.1.12.

9.1.13 Governmental Approvals. Each Loan Party and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Loan Parties and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where such noncompliance, or the failure to obtain and maintain in effect any such license, permit or certificate, could not reasonably be expected to have a Material Adverse Effect.

9.1.14 Compliance with Laws. Each Loan Party and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Loan Party or Subsidiary under any Applicable Law that could reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA in any material respect.

9.1.15 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Loan Party or Subsidiary has received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.1.16 Burdensome Contracts. No Loan Party or Subsidiary is a party or subject to any charter restriction that could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, or as expressly permitted under this Agreement, none of which prohibit the execution or delivery of any Loan Documents by a Loan Party nor the performance by a Loan Party of any obligations thereunder.

9.1.17 Litigation. There are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Loan Party or Subsidiary. No Loan Party or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority specifically applicable to such Loan Party or Subsidiary.

9.1.18 No Defaults. No event or circumstance has occurred or exists that constitutes an Event of Default. No Loan Party or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default by any Loan Party, under any Material Contract or in the payment of any Borrowed Money.

9.1.19 ERISA. Except as disclosed on Schedule 9.1.19, no Loan Party or Subsidiary has any (a) Multiemployer Plan or (b) Foreign Plan the liability under which, individually or in the aggregate, could reasonably be expected to be in excess of $1,000,000. Each Loan Party and Subsidiary is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan, other than such non-compliance which, individually or in the aggregate, could not reasonably be expected to result in liability in excess of $1,000,000. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan or Foreign Plan. No Loan Party or Subsidiary has any withdrawal liability in connection with a Multiemployer Plan that, individually or in the aggregate, could reasonably be expected to be in excess of $1,000,000. Except to the extent that, individually or in the aggregate, could not reasonably be expected to result in liability in excess of $1,000,000, (i) no Loan Party or Subsidiary has any withdrawal liability in connection with a Foreign Plan, (ii) all employer and employee contributions to Foreign Plans, to the extent required by law or the terms of such plans, have been made or accrued in accordance with normal accounting principles, (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance and/or the book reserve established for each Foreign Plan, together with any accrued contributions, are sufficient to provide the accrued benefit obligations of all participants in such plans according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles and (iv) each Foreign Plan required to be registered has been registered and is maintained in good standing with all applicable regulatory authorities.

9.1.20 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Loan Party or Subsidiary and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to have a Material Adverse Effect.

9.1.21 Labor Relations. Except as described on Schedule 9.1.21, no Loan Party or domestic Subsidiary is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Loan Party’s or Subsidiary’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining by any Loan Party’s or any Subsidiary’s employees.

9.1.22 Payable Practices. No Loan Party or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.23 Not a Regulated Entity. No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24 Margin Stock. No Loan Party or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Loan Parties to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.25 Plan Assets. No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

9.2 Complete Disclosure. No Loan Document, and none of the statements contained in each exhibit, report, statement or certificate (other than the financial statements described in Section 9.1.8) furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with the Loan Documents contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading when taken as a whole. There is no fact or circumstance that any Loan Party has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Until Full Payment of the Obligations, each Loan Party shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours and the provisions of Section 10.1.1(b), to visit and inspect the Properties of any Loan Party or Subsidiary, inspect, audit and make extracts from any Loan Party’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. To the extent any appraisal or other information is shared by Agent or a Lender with any Loan Parties, such Loan Party acknowledges that it was prepared by Agent and Lenders for their purposes and Loan Parties shall not be entitled to rely upon it.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two (2) times per Loan Year, provided that, during a Delivery Period, Agent shall be entitled to three (3) examinations per year at Borrowers’ expense; and (ii) Inventory Appraisals up to one (1) time per Loan Year; provided that, during a Delivery Period, Agent shall be entitled to two (2) Inventory Appraisals per year at Borrowers’ expense. If an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Loan Parties without regard to such limits. Subject to the foregoing, Loan Parties shall pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes, subject in each case to the provisions of Section 10.1.1(a).

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions, and furnish to Agent, for itself and on behalf of Lenders:

(a) as soon as available, and in any event within one-hundred twenty (120) days after the close of each Fiscal Year (other than the Fiscal Year ending October 1, 2010, for which delivery shall be made within one-hundred fifty (150) days after the close of such Fiscal Year), audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Holdings and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Loan Parties and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Holdings and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Holdings, as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal period end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within thirty (30) days after the end of each month (but within sixty (60) days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Holdings and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Holdings, as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal period end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under Section 10.1.2(a) and Section 10.1.2(b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by a Senior Officer of Administrative Borrower, on behalf of Borrowers and the other Loan Parties;

(e) concurrently with delivery of financial statements under clause (a) above, copies of any management letters and other material reports submitted to Loan Parties by their accountants in connection with such financial statements, if any;

(f) concurrently with delivery of financial statements under clause (c) above, copies of monthly backlog reports in form reasonably satisfactory to Agent;

(g) concurrently with the delivery thereof to Cobham, any certificates, statements or other written information setting forth the calculations of any Cobham Earn-Out Payments made or to be made under the Cobham Purchase Agreement;

(h) as soon as available, and in any event within thirty (30) days after the commencement of each Fiscal Year, a detailed budget for Holdings by Fiscal Quarter for such Fiscal Year (including projections of Holdings’ and its Subsidiaries’ consolidated balance sheets, results of operations, cash flow and Availability for the then current Fiscal Year, month by month) and, promptly when available, any significant revisions of such budgets;

(i) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Loan Party has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Loan Party files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Loan Party to the public concerning material changes to or developments in the business of such Loan Party; provided, that documents required to be delivered pursuant to this clause (i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which Borrowers post such documents, or provide a link thereto, on Borrowers’ website on the internet or (B) on which such documents are posted on Borrowers’ behalf on the SEC’s EDGAR database or website; provided, further, that Administrative Borrower shall notify Agent of the posting of any such documents referred to in clauses (A) or (B);

(j) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(k) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Loan Party’s, Subsidiary’s or other Loan Party’s financial condition or business;

Simultaneously with retaining accountants for their annual audit, Loan Parties shall send a letter to the accountants, with a copy to Agent, for itself and on behalf of Lenders, notifying the accountants that one of the primary purposes for retaining their services and obtaining audited financial statements is for use by Agent and Lenders. Agent is authorized to send such notice if Loan Parties fail to do so for any reason.

10.1.3 Notices. Notify Agent, for itself and on behalf of Lenders, in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default by any Loan Party under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $750,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice; (i) the discharge of or any withdrawal or resignation by Loan Parties’ independent accountants; or (j) any opening of a new office or place of business, at least ten (10) days prior to such opening.

10.1.4 Landlord and Storage Agreements. In each case, upon written request by Agent, provide Agent with (a) copies of all existing agreements, and (b) promptly after execution thereof, copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral is kept or that otherwise possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers reasonably satisfactory to Agent, (a) with respect to the Properties and business of Loan Parties and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) if requested by Agent, business interruption insurance in an amount and with deductibles reasonably satisfactory to Agent.

10.1.8 Licenses. (a) Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Loan Parties and Subsidiaries in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect; and (b) notify Agent of any default or breach of any License which would adversely affect Agent’s ability to realize upon the Collateral.

10.1.9 Further Assurances.

(a) Each Loan Party shall ensure that all written information, exhibits and reports furnished to Agent or Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, Loan Parties shall (and subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) execute and deliver such instruments, assignments, title certificates, or Loan Documents or other agreements, and shall take such actions, as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens credited by any of the Security Documents any of the Property, rights or interests of Loan Parties covered by any of the Security Documents, (iii) to perfect or maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Secured Parties the rights granted or now or hereafter intended to be granted to Secured Parties under any Loan Document.

(c) Except as otherwise provided in Section 10.1.11, without limiting the generality of the foregoing, Loan Parties shall cause each of their Subsidiaries (other than Excluded Foreign Subsidiaries) to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore, each Loan Party shall, and shall cause each of its Subsidiaries to, pledge one (i) hundred (100%) percent of the Capital Stock of each of its Subsidiaries (other than Excluded Foreign Subsidiaries) and (ii) sixty-five (65%) percent of each of its Excluded Foreign Subsidiary’s outstanding voting Capital Stock and one hundred (100%) percent of each of its Excluded Foreign Subsidiary’s outstanding non-voting Capital Stock, in each case, to Agent, for the benefit of Secured Parties, to secure the Obligations; provided, however, that with respect to the pledge of the Capital Stock of any Foreign Subsidiaries, such pledges shall not be required to be granted or perfected under foreign laws and no foreign law opinions shall be required, except that Agent may require such foreign law pledges and legal opinions (i) at any time, for any Foreign Subsidiary which accounts for greater than twenty (20%) percent of Holdings’ annual consolidated revenues and (ii) at any time a Default or an Event of Default has occurred and is continuing, for any Foreign Subsidiary which accounts for greater than ten (10%) percent of Holdings’ annual consolidated revenues. In connection with each pledge of Capital Stock, Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. Loan Parties shall promptly notify Agent upon any Person becoming a Subsidiary and, in accordance with and to the extent required by this Section 10.1.9(c), cause it to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all Property of such Person, including, if requested by Agent, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

(d) Each Loan Party authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Loan Party, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

(e) In the event any Loan Party or any Subsidiary (other than Excluded Foreign Subsidiaries) of any Loan Party acquires any Real Estate, Loan Parties shall, within thirty (30) days of such acquisition, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

10.1.10 Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform all lawful claims which, if unpaid, would by law become a Lien upon its Property unless being Properly Contested.

10.1.11 Post-Closing Obligations.

(a) Loan Parties shall deliver to Agent, each in form and substance reasonably satisfactory to Agent, the items (or undertake the efforts) described on Schedule 10.1.11, as soon as possible, but in any event within the time periods specified with respect to such items and efforts on Schedule 10.1.11 (or such longer time periods as may be agreed to by Agent in its discretion).

(b) Promptly upon request by Agent, Loan Parties shall take any action requested by Agent to enforce or otherwise exercise any right of the Loan Parties under that certain Payoff Letter dated as of the date hereof among Cobham and the Loan Parties, including, without limitation, requiring Cobham to comply with its obligations thereunder to take all reasonable additional steps requested by Loan Parties or their designees as may be necessary to release any Cobham Liens.

10.2 Negative Covenants. Until Full Payment of the Obligations, each Loan Party shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt or Contingent Obligations, except:

(a) the Obligations (including any Swingline Loan);

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Loan Party or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,000,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time;

(j) Debt of any Loan Party to any other Loan Party and guaranty obligations of any Loan Party in respect of Debt otherwise permitted hereunder of any Loan Party;

(k) an unsecured guaranty of up to $600,000 incurred by Holdings for the benefit of Cork guarantying Cork’s obligations in connection with a research and development grant with the Republic of Ireland;

(l) obligations in an aggregate outstanding principal amount not exceeding $2,000,000 at any time for payment of rent under real property operating leases if and to the extent that such leases are required to be treated as Capital Leases;

(m) Debt of Foreign Subsidiaries of Holdings in an aggregate outstanding principal amount not exceeding $5,000,000 at any time; provided, that (i) none of Holdings or any other Loan Party (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or (B) is directly or indirectly liable (as a guarantor or otherwise), and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Foreign Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than this Agreement) of any of Holdings or any other Loan Party to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(n) unsecured intercompany Indebtedness permitted pursuant to Section 10.2.7(e).

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Loan Party or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens at all times junior to Agent’s Liens;

(f) Liens arising by virtue of a judgment or judicial order against any Loan Party or Subsidiary, or any Property of a Loan Party or Subsidiary, as long as such Liens are (i) in existence for less than twenty (20) consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 10.2.2 and Liens securing Refinancing Debt; provided, that, any Liens relating to such Refinancing Debt shall only attach to the Property which was subject to the Liens so refinanced;

(j) Liens securing Debt permitted under Section 10.2.1(f);

(k) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and

(l) Liens on Property of any Foreign Subsidiary that does not constitute Collateral, which Liens secure Debt of the applicable Foreign Subsidiary permitted under Section 10.2.1(k).

10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $10,000,000 in the aggregate during any Fiscal Year.

10.2.4 Dividends and Distributions. Declare, pay or make any Restricted Payment; except,

(a) Restricted Payments in an aggregate amount not to exceed $500,000 in any Fiscal Year to purchase, retire or acquire for value Capital Stock of Holdings from any former employee of any Loan Party in connection with the termination of such Person’s employment,

(b) Restricted Payments made solely in the form of Capital Stock and Capital Stock appreciation rights of any Loan Party in connection with the compensation of employees, directors, advisors and board members of such Loan Party pursuant to an equity plan, stock option plan or any other benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, advisor or board member,

(c) any Loan Party may make a Restricted Payment with respect to its Capital Stock payable solely in additional shares of its common stock,

(d) any Loan Party (other than Holdings) and wholly-owned Subsidiaries of any Loan Party may make a Restricted Payment with respect to their Capital Stock to any Loan Party (other than Holdings) or any wholly-owned subsidiary of a Loan Party,

(e) Borrowers may make cash Restricted Payments to Holdings so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) Borrowers’ shall have Liquidity on a pro forma basis, of not less than $10,000,000 (A) on the date such Restricted Payment is made and after giving effect thereto, (B) on a daily average basis for the 90-day period immediately prior to the making of such Restricted Payment (assuming such Restricted Payment was made on the first day thereof), and (C) on a daily average basis for the 90-day period after giving effect thereto; and (iii) after giving effect thereto, Borrowers shall be in pro forma compliance with all financial covenants set forth in this Agreement,

(f) Holdings may make cash Restricted Payments to its shareholders with the proceeds of the Restricted Payments permitted to be made pursuant to Section 10.2.4(e),

(g) Restricted Payments made to Holdings for the purpose of making the Cobham Earn-Out Payments, and

(h) Restricted Payments made to Holdings in an amount not to exceed $720,000 in the aggregate in any Fiscal Year for the purpose of paying management fees or other compensation to Gaas Labs, LLC pursuant to the Management Agreement and in accordance with the terms of the Management Fee Subordination Agreement.

10.2.5 Restricted Investments. Make any Restricted Investment; except, that, so long as no Default or Event of Default has occurred and is continuing and shall not have occurred after giving effect thereto, any Loan Party may make a Permitted Acquisition. Notwithstanding the foregoing, the Accounts, Inventory and Equipment of the Target shall not be included in the Borrowing Base without the prior written consent of Agent and Required Lenders.

10.2.6 Disposition of Assets. Make any Asset Disposition, except (a) a Permitted Asset Disposition, or (b) a transfer of Property by (i) a Subsidiary of any Loan Party to a Loan Party (except Holdings) or (ii) any Loan Party to another Loan Party (except Holdings).

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Loan Party to another Loan Party; and (e) intercompany loans by a Loan Party to a material Foreign Subsidiary of Holdings; provided that (i) no Default or Event of Default exists or would result therefrom, (ii) the aggregate amount of such intercompany loans made after the Closing Date (net of repayments of intercompany loans) shall not exceed $10,000,000, and (iii) Borrowers’ shall have Liquidity on a pro forma basis, of not less than $10,000,000 (A) on the date such intercompany loan is made, (B) on a daily average basis for the 90-day period immediately prior to the making of such intercompany loan (assuming such intercompany loan was made on the first day thereof), and (C) on a daily average basis for the 90-day period after giving effect thereto.

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement, in form and substance satisfactory to Agent, relating to such Debt (and a Senior Officer of Administrative Borrower, on behalf of Borrowers and the other Loan Parties, shall certify to Agent, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);

(b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); or

(c) obligations under the Cobham Purchase Agreement, except that, so long as no Default or Event of Default has occurred and is continuing, Loan Parties may make the Cobham Earn-Out Payments and any indemnity payments in connection with the Cobham Purchase Agreement, in each case, when due and to the extent required under the Cobham Purchase Agreement.

10.2.9 Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; except, that, with respect to this Section 10.2.9(a), (i) any wholly-owned Subsidiary of any Loan Party (other than any such Subsidiary which is a Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of any Loan Party (other than any such Subsidiary which is a Borrower) and (ii) any Borrower may merge with and into or consolidate with any other Borrower and any Guarantor may merge with and into or consolidate with any other Guarantor; provided, that, each of the following conditions is satisfied as determined by Agent in its discretion: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), and (E) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Loan Documents to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith; or (b) change its tax, charter or other organizational identification number; or (c) change its name or conduct business under any fictitious name; or (d) change its form or state of organization; except, that, with respect to any change under Section 10.2.9(c) and (d) above, any Loan Party may make such change so long as (i) Agent shall have received, at least thirty (30) days prior to the filing thereof, written notice and drafts of all documentation to be filed with the appropriate Governmental Authority evidencing such change, and (ii) promptly after the filing thereof, Agent shall have received certified copies of all documentation filed with the appropriate Governmental Authority evidencing such change.

10.2.10 Subsidiaries. (a) Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or (b) permit any existing Subsidiary to issue any additional Capital Stock except director’s qualifying shares or Capital Stock issued to a Loan Party; provided, that, any such Capital Stock issued to a Loan Party shall be promptly pledged by such Loan Party to Agent and Secured Parties.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, except as could not be reasonably expected to have a Material Adverse Effect.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Holdings and its Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year, in each case, without providing notice to Agent promptly following the effective date of such change.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) a Restrictive Agreement relating to Subordinated Debt permitted hereunder; (d) customary provisions in leases, Licenses and other contracts restricting assignment thereof; and (e) customary provisions in purchase and sale agreements to be executed by Loan Parties in connection with a Permitted Asset Disposition or a Permitted Acquisition.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business. Engage in any business, other than the business of any Loan Party as conducted on the Closing Date and any business reasonably related, ancillary or complementary to the business in which any Loan Party is engaged on the date hereof. Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Capital Stock of Loan Parties, (ii) activities and contractual rights incidental to maintenance of its corporate existence, (iii) owning and licensing of Intellectual Property, (iv) engaging in any Permitted Asset Dispositions, (v) providing administrative and operational services to its Subsidiaries, (vi) engaging in the businesses and conducting the activities of the type and to the extent that it has engaged in and conducted prior to the date hereof, (vii) making any Permitted Acquisitions, and (viii) performance of its obligations, if any, under the Cobham Purchase Agreement.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except:

(a) transactions contemplated by the Loan Documents;

(b) payment of reasonable compensation, benefits and perquisites to officers and employees for services actually rendered;

(c) payment of customary directors’ fees, benefits, perquisites and indemnities;

(d) transactions solely among Loan Parties;

(e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17;

(f) payments of management fees pursuant to the Management Agreement to the extent permitted under the Management Fee Subordination Agreement;

(g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and

(h) sales of Capital Stock of Holdings to any of its Affiliates.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Loan Party or Subsidiary, or that is otherwise materially adverse to any Loan Party, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3 Financial Covenants. Until Full Payment of the Obligations, Holdings and its Subsidiaries shall on a consolidated basis:

10.3.1 Minimum EBITDA. Have achieved EBITDA of at least $25,000,000 for the 12-month period ended October 1, 2010.

10.3.2 Fixed Charge Coverage Ratio. Have at the end of each Fiscal Quarter a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before the one year anniversary of the Closing Date, the period commencing on November 27, 2010 and ending on the last day of such Fiscal Quarter) of not less than 1.25 to 1.0.

10.3.3 Liquidity. Maintain Liquidity at all times of not less than $10,000,000; provided, that, if EBITDA for the Fiscal Year ending October 1, 2010 (as set forth in the annual financial statements required to be delivered pursuant to Section 10.1.2(a) for such Fiscal Year) is greater than or equal to $25,000,000, then Holdings and its Subsidiaries shall on a consolidated basis maintain Liquidity at all times of not less than $5,000,000.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Loan Party fails (i) to pay any principal of, or interest on, the Revolving Loans, or to pay any LC Obligations or fees payable hereunder or under any other Loan Document (in each case, whether at stated maturity, on demand, upon acceleration or otherwise) and (ii) to pay any other Obligation under any Loan Documents (other than those Obligations set forth in clause (i) above) within three (3) Business Days following Agent’s or any Lender’s, as applicable, demand therefor;

(b) Any representation, warranty or other written statement of any Loan Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) Any Loan Party breaches or fails to perform any covenant contained in Sections 8.1, 8.2.5, 8.5, 8.6.2, 10.1.1, 10.1.2, 10.1.9, 10.1.11, 10.2 or 10.3;

(d) Any Loan Party breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within fifteen (15) days after a Senior Officer of such Loan Party has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that, such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Loan Party;

(e) Any Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Loan Party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of a Loan Party occurs under any document, instrument or agreement (including any Material Contract) to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against a Loan Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Party, $1,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer) and that remains unsatisfied for more than thirty (30) days, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(i) Any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business and such action would have a Material Adverse Effect on the Loan Parties; any Loan Party suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business and such action would have a Material Adverse Effect on the Loan Parties; there is a cessation of any part of a Loan Party’s business for a period of time and such action would have a Material Adverse Effect on the Loan Parties; any Collateral or Property of a Loan Party is taken or impaired through condemnation without receipt of sufficient consideration which is subject to Agent’s Liens or such action would have a Material Adverse Effect on the Loan Parties; any Loan Party agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Loan Party ceases to be Solvent;

(j)(i) Any Insolvency Proceeding is commenced by any Loan Party; (ii) an Insolvency Proceeding is commenced against any Loan Party and such Loan Party consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Loan Party, such petition is not dismissed within thirty (30) days after its filing, or an order for relief is entered in the proceeding; (iii) a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Loan Party; or (iv) any Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally;

(k) A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan. any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Loan Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom, or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, and, in each case, such event has a Material Adverse Effect on the Loan Parties;

(l) Any Loan Party or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Loan Party’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) A Change of Control occurs; or

(n) Any event occurs or condition exists that has a Material Adverse Effect.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, if any Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Loan Parties to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Loan Parties to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Loan Parties fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or Applicable Law.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Lender appoints and designates RBS as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Lenders authorize Agent to make, from time to time, any determination as to whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any Availability Reserve, and to exercise its Permitted Discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to (a) release any Lien with respect to any Collateral (i) upon Full Payment of the Obligations, (ii) that is the subject of an Asset Disposition which Loan Parties certify in writing to Agent is a Permitted Asset Disposition or a Lien which Loan Parties certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (iii) that does not constitute a material part of the Collateral, or (iv) in all other cases, with the written consent of all Lenders and (b) release any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Capital Stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent). Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither RBS nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Loan Parties’ books and records as well as upon representations of Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or a Loan Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.6 Indemnification of Agent Indemnitees.

12.6.1 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from a Loan Party or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.2 Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by a Loan Party, or any Person claiming through a Loan Party, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least thirty (30) days written notice of resignation to Lenders and Administrative Borrower. Upon receipt of such notice of resignation, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Administrative Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders, which (provided no Default or Event of Default exists) is reasonably acceptable to Administrative Borrower. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2. Notwithstanding anything to the contrary contained herein, if no successor agent has been appointed or accepted prior to the effective date of the resignation of Agent, the retiring Agent’s resignation shall nevertheless thereupon become effective, the retiring Agent shall be discharged from its duties and obligations hereunder (but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2.), and Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of RBS shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Loan Party as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10 Replacement of Certain Lenders. In the event that any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two (2) Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within one hundred twenty (120) days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within twenty (20) days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11 Remittance of Payments and Collections.

12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. New York City time on a Business Day, payment shall be made by Lender not later than 2:00 p.m. New York City time on such day, and if request is made after 11:00 a.m. New York City time, then payment shall be made by 11:00 a.m. New York City time on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Loan Parties be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12 Agent in its Individual Capacity. As a Lender, RBS shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include RBS in its capacity as a Lender. Each of RBS and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if RBS were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, RBS and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that RBS and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13 Agent Titles. Each Lender, other than RBS, that is designated (on the cover page of this Agreement or otherwise) by RBS as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Loan Parties or any other Person. As between Loan Parties and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent and Lenders and their respective successors and assigns, except, that, (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Loan Parties shall be determined as if such Lender had not sold such participating interests, and Loan Parties and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Administrative Borrower agrees otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Loan Party or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender be at least $10,000,000 (unless otherwise agreed by Agent in its discretion); (c) each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, Holdings otherwise consent (each such consent not to be unreasonably withheld or delayed); and (d) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance; provided that, if such assignment is to a Lender or any Affiliate of a Lender, the consent of Holdings shall not be required. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that, any payment by Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy such Loan Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee of $5,000, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

13.4 Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.10.

13.5 Representation of Lenders. Each Lender represents and warrants to each Loan Party, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

13.6 Securitization. Subject to receiving written consent from Agent and Holdings, any or all of the Lenders and their Affiliates may sell, pledge or otherwise securitize all or any part of the Loans (each, a “Securitization”), through the pledge of Loans as collateral security for loans to any such Lender or its Affiliates, or through the direct sale of Loans or the issuance of direct or indirect interests in Loans, which loans to any Lender or its Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). Loan Parties agree to cooperate with each of the Lenders and their Affiliates to effect each such

Securitization, including, without limitation, by: (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as shall be reasonably requested by any Lender in connection with any such Securitization; provided, that, (i) any such amendment or additional documentation shall be undertaken by Loan Parties at such Lender’s expense, and (ii) any such amendment or additional documentation shall not materially and adversely affect the rights, or materially increase the obligations, of Loan Parties under the Loan Documents, or change or affect in a manner adverse to Loan Parties the financial terms of the Loans; (b) providing such financial and other information as may be reasonably requested by the Lenders in connection with the rating of the Loans or any such Securitization; and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, the Rating Agencies and each party providing credit support or otherwise participating in such Securitization (each, a “Securitization Party”) for any and all Liabilities to which any such Securitization Party may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to Agent or any Lender in connection with any Loan Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by any Lender or their successors or assigns of any Loans, and (ii) agreeing to reimburse each Lender and its Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

SECTION 14. [Intentionally Omitted]

SECTION 15. MISCELLANEOUS

15.1 Consents, Amendments and Waivers.

15.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, the Required Lenders, and each Loan Party party to such Loan Document; provided, however, that:

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d) without the prior written consent of all Lenders (except a Defaulting Lender), no modification shall be effective that would (i) extend the Revolving Commitment Termination Date; (ii) alter Section 5.6 or 15.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, or increase total Commitments; (v) release Collateral with a book value greater than $10,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vi) release any Loan Party from liability for any Obligations, if such Loan Party is Solvent at the time of the release, except as otherwise provided in this Agreement or the other Loan Documents.

15.1.2 Limitations. The agreement of Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

15.1.3 Payment for Consents. No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2 Indemnity. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any Loan Party have any obligation hereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

15.3 Notices and Communications.

15.3.1 Notice Address. Any notice or request hereunder may be given to any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.3.1:

If to Agent, Lenders or to
Issuing Bank at:	RBS Business Capital,
a division of RBS Asset Finance, Inc.
28 State Street, 12th Floor
Boston, Massachusetts 02109
Attention: John Bobbin
Telephone: (617) 994-7357
Telecopier: (617) 227-7995

E-mail: John.Bobbin@rbsbusinesscapital.com

If to a Lender other than RBS, as specified on the signature pages hereof.

If to any Borrower
or any Loan Party
c/o Administrative Borrower:	M/A-COM Technology Solutions Inc.
100 Chelmsford Street
Lowell, Massachusetts 01851
Attention: Chief Financial Officer
Telephone: (978) 656-2550
Telecopier: (978) 656-2678
E-mail: Conrad.gagnon@macomtech.com

Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at Administrative Borrower’s address shown above, and to any other Person at its address shown above (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3.1. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Administrative Borrower shall be deemed received by all Loan Parties.

15.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Loan Party, other than any liabilities, losses, costs and expenses resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final, non-appealable judgment by a court of competent jurisdiction.

15.4 Performance of Loan Parties’ Obligations. Upon the occurrence and during the continuance of an Event of Default, Agent may, in its discretion at any time and from time to time, at Loan Parties’ expense, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Loan Parties, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolving Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5 Credit Inquiries. Each Loan Party hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

15.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8 Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.

15.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

15.10 Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party. Each Loan Party acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Loan Parties, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Loan Party, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.

15.11 Confidentiality. During the term of this Agreement and for twelve (12) months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Loan Parties deliver to Agent and Lenders and identify as confidential at the time of delivery; except, that, Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund (in each case, so long as such Person agrees to be bound by the provisions of this Section); or (k) with the consent of Loan Parties. Notwithstanding the foregoing, Agent and Lenders may, in consultation with Borrowers, make disclosures in customary “tombstone” or similar advertisements and promotional materials.

15.12 Right of Setoff; No Waiver; Cumulative Remedies.

15.12.1 Right of Setoff. Each of Agent, each Lender, each Issuing Bank and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such Issuing Bank or any of their respective Affiliates to or for the credit or the account of Borrowers or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or Issuing Bank shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each Issuing Bank agrees promptly to notify the Administrative Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 15.12.1 are in addition to any other rights and remedies (including other rights of setoff) that Agent, Lenders, Issuing Banks, their Affiliates and the other Secured Parties, may have.

15.12.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

15.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.14 Consent to Forum. EACH LOAN PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH LOAN PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER

JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.15 Waivers by Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Loan Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.16 Patriot Act Notice. Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

15.17 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

M/A-COM AUTO SOLUTIONS INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

LASER DIODE INCORPORATED, a Nevada corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

MIMIX BROADBAND, INC, a Texas corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTOR:

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

MIMIX HOLDINGS, INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT AND LENDERS:

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Agent and Lender

By:	/s/ John D. Bobbin
Name:	John D. Bobbin
Title:	Vice President

BRIDGE BANK, NATIONAL ASSOCIATION as Lender

By:	/s/ Blake Reid
Name:	Blake Reid
Title:	Assistant Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ISSUING BANK:

BRIDGE BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Blake Reid
Name:	Blake Reid
Title:	Assistant Vice President

Schedule 1.1

to

Loan Agreement

Commitment of Lenders

Lender	Revolving Loan Commitment
RBS Business Capital	$35,000,000
Bridge Bank, National Association	$15,000,000

Total:	$50,000,000

Schedule 10.1.11

to

Loan Agreement

Post-Closing Obligations

1.	Within ninety (90) days of the Closing Date, original share certificates of each of M/A-Com Technology Solutions (Holding) Company Ltd., M/A-COM Technology Solutions (UK) Limited, M/A-COM Tech Asia, Inc. and Mimix Broadband PTY Limited, in each case, representing all of the outstanding Capital Stock of each such entity required to be pledged pursuant to Section 10.1.9(c) of this Agreement and stock powers and/or assignments for such share certificates duly executed in blank.

2.	Within thirty (30) days of the Closing Date, evidence that Borrowers and Guarantors have closed each of their disbursement accounts and any accounts used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Loan Parties’ salaried employees, in each case, that are maintained with a depository bank or other financial institution other than RBS or an Affiliate thereof.

3.	Within one hundred eighty (180) days of the Closing Date, evidence that Borrowers and Guarantors have closed each of their operating accounts, lock boxes and other Deposit Accounts (other than the accounts referred to in item 2 above), in each case, that are maintained with a depository bank or other financial institution other than RBS or an Affiliate thereof.

4.	Within thirty (30) days of the Closing Date, one or more Control Agreements executed by Silicon Valley Bank and Mimix Broadband, Inc. with respect to accounts numbered 3300473422, 8800062545009, 8800062544003 and 486-04142-10 RR ZGC maintained by Mimix Broadband, Inc. with Silicon Valley Bank.

Exhibit A

to

Loan Agreement

Form of Assignment and Acceptance Agreement

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of [                    , 20    ] is made between [            ] (the “Assignor”) and [            ] (the “Assignee”).

W I T N E S S E T H:

WHEREAS, RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to M/A-COM TECHNOLOGY SOLUTIONS INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Technology”), M/A-COM AUTO SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), LASER DIODE INCORPORATED (“Laser”), a corporation organized under the laws of the State of Nevada, and MIMIX BROADBAND, INC., a corporation organized under the laws of the State of Texas (“Mimix”, and together with M/A-COM Technology, M/A-COM Auto and Laser, each a “Borrower” and, collectively, “Borrowers”) as set forth in the Loan Agreement, dated November [    ], 2010, by and among Borrowers, M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“Holdings”), the other Persons party thereto that are designated as a “Guarantor” (together with Holdings, collectively, “Guarantors”), Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; capitalized terms used but not defined herein have the meanings ascribed thereto in the Loan Agreement), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $[            ] (the “Commitment”); and

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $[            ] (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Loan Documents, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata share of Assignee shall be [            (    %)] percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.3, 5.5, 12.6 and 15.2 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $[            ].

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $[            ] (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $[            ], representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.3.2 of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding LC Obligations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of

Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Holdings and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be [            , 20    ] (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of [(A)] Agent [and (B) Holdings]1 as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(6) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached as Exhibit D to the Loan Agreement.

[7. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

[1]	The consent of Holdings shall not be required if (i) a Default or an Event of Default has occurred and is continuing or (ii) the Assignee is a Lender or an affiliate of a Lender.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

8. Withholding Tax. Assignee 5. represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Loan Documents, 6. agrees to furnish (if it is not a “United States person” within the meaning of section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and 7. agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

9. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

10. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

11. Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in or with jurisdiction over New York, in any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State of New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN

CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

ASSIGNOR:
[ ]

By:
Name:
Title:

ASSIGNEE:
[ ]

By:
Name:
Title:

AGENT:

RBS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.

By:
Name:
Title:

[HOLDINGS:
M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:][2]

[2]	The consent of Holdings shall not be required if (i) a Default or an Event of Default has occurred and is continuing or (ii) the Assignee is a Lender or an affiliate of a Lender.

Exhibit B

to

Loan Agreement

Form of Borrowing Base Certificate

Date:             , 201

This Borrowing Base Certificate (this “Certificate”) is given by M/A-COM Technology Solutions Inc., a Delaware corporation (“Administrative Borrower”), pursuant to that certain Loan Agreement, dated as of November [__], 2010, among Administrative Borrower, M/A-COM Auto Solutions, Inc., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), Laser Diode Incorporated, a corporation organized under the laws of the State of Nevada (“Laser”), Mimix Broadband, Inc., a corporation organized under the laws of the State of Texas (“Mimix”, and together with Administrative Borrower, M/A-COM Auto and Laser, collectively, “Borrowers”), the other Loan Parties party thereto, RBS Business Capital, a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, as agent for the Lenders (in such capacity, “Agent”) and as a Lender, the additional Lenders party thereto and the Issuing Bank (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein (including in Annex I hereto) without definition shall have the meanings set forth in the Loan Agreement.

I, the undersigned, hereby certify to you, in my capacity as an officer of the Administrative Borrower, and not in my individual capacity, pursuant to and in accordance with the Loan Agreement that as of the date of delivery (such date, the “Delivery Date”) of this Certificate, that:

(a) I am a duly elected Senior Officer of Administrative Borrower;

(b) attached as Annex I hereto is a schedule of the Borrowing Base of Borrowers as of the Delivery Date and the calculations made with respect thereto, and such schedule is a true and correct statement thereof, and that the information contained therein is true and correct in all material respects regarding the status of Eligible Accounts, Eligible Inventory, Eligible Equipment, Eligible Foreign Accounts and Eligible Unearned Revenue and that the amounts reflected therein are in compliance with the provisions of the Loan Agreement and the Schedules and Exhibits attached thereto;

(c) no remittances have been received from or returns granted to any Account Debtors with respect to Accounts included as Eligible Accounts in this Certificate other than as previously reported;

(d) except as set forth in Schedule A hereto, no Default or Event of Default has occurred and is continuing; and

(e) each of the representations and warranties made by any Loan Party set forth in Section 9 of the Loan Agreement or in any other Loan Document is true and correct in all material respects as of the Delivery Date with the same effect as if made on the Delivery Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of Administrative Borrower, and has caused the same to be delivered as of the date first indicated above.

M/A-COM Technology Solutions Inc.,
as Administrative Borrower

By:
Name:
Title:

Schedule A

to

Borrowing Base Certificate

Exhibit C

to

Loan Agreement

Form of Compliance Certificate

To:	RBS BUSINESS CAPITAL,

a division of RBS Asset Finance, Inc., as Agent

28 State Street, 12th Floor

Boston, Massachusetts 02109

Attention:

Re:

Ladies and Gentlemen:

I hereby certify to you in my capacity as an officer of M/A-COM Technology Solutions, Inc., a corporation organized under the laws of the State of Delaware (“M/A-COM Technology”) and not in my individual capacity, pursuant to Section 10.1.2(d) of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Senior Officer of M/A-COM Technology, as Administrative Borrower pursuant to that certain Loan Agreement, dated November [    ], 2010 (as amended, modified or supplemented, from time to time, the “Loan Agreement”), by and among RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, in its capacity as agent pursuant to the Loan Agreement acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), certain financial institutions party to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), M/A-COM Technology, M/A-COM AUTO SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), LASER DIODE INCORPORATED (“Laser”), a corporation organized under the laws of the State of Nevada, and MIMIX BROADBAND, INC., a corporation organized under the laws of the State of Texas (“Mimix”, and together with M/A-COM Technology, M/A-COM Auto and Laser, each a “Borrower” and, collectively, “Borrowers”) as set forth in the Loan Agreement, dated November [    ], 2010, by and among Borrowers, M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“Holdings”), and the other Persons party thereto that are designated as a “Guarantor” (together with Holdings, collectively, “Guarantors”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Holdings and its Subsidiaries (on a consolidated basis), during the immediately preceding [Fiscal Quarter][Fiscal Year].

3. The review described in Section 2 above did not disclose the existence during or at the end of such [Fiscal Quarter][Fiscal Year], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

4. Based on the review described in Section 2 above, no Loan Party has at any time during or at the end of such [Fiscal Quarter][Fiscal Year], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name or transacted business under any trade name;

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization, changed the location of any Collateral, made any Asset Disposition or established any new places of business;

(c) Permitted or suffered to exist any security interest in or liens upon any of its properties, whether real or personal, other than as specifically permitted in the Loan Documents; or

(d) Become aware of, obtained knowledge of, or received notification of, any breach or violation (i) of any material covenant contained in any Material Contract or (ii) in the payment of Borrowed Money in excess of $[            ].

5. As of the date hereof:

(a) No Loan Party has become aware of, obtained knowledge of, or received notification of, any breach or noncompliance of any lease of real property; and

(b) All rent and other amounts required to be paid under any lease of real property have been paid, except to the extent being Properly Contested.

6. Attached hereto as Schedule III are the calculations used in determining whether Loan Parties are in compliance with the covenants set forth in Section 10.2.3 and Section 10.3 of the Loan Agreement for such [Fiscal Quarter][Fiscal Year].

7. Holdings and its Subsidiaries (on a consolidated basis) have achieved EBITDA for the most recently ended Fiscal Quarter of $[            ]. Attached hereto as Schedule IV are the calculations used in determining EBITDA as of the end of such Fiscal Quarter.

[Signature page follows]

The foregoing certifications are made and delivered this day of             , 20    .

Very truly yours,

M/A-COM TECHNOLOGY SOLUTIONS INC.,
as Administrative Borrower

By:
Name:
Title:

Exhibit D

to

Loan Agreement

Form of Assignment Notice

                 , 20

RBS BUSINESS CAPITAL,

a division of RBS Asset Finance, Inc., as Agent

28 State Street, 12th Floor

Boston, Massachusetts 02109

Attention:

Re:

Ladies and Gentlemen:

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to

M/A-COM TECHNOLOGY SOLUTIONS INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Technology”), M/A-COM AUTO SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), LASER DIODE INCORPORATED (“Laser”), a corporation organized under the laws of the State of Nevada, and MIMIX BROADBAND, INC., a corporation organized under the laws of the State of Texas (“Mimix”, and together with M/A-COM Technology, M/A-COM Auto and Laser, each a “Borrower” and, collectively, “Borrowers”) as set forth in the Loan Agreement, dated November [    ], 2010, by and among Borrowers, M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“Holdings”), the other Persons party thereto that are designated as a “Guarantor” (together with Holdings, collectively, “Guarantors”), Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by [                    ] (the “Assignor”) to [                    ] (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to [            (    %)] percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $[            ], as the same may be further reduced by other assignments on or after the date hereof.

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:
Reference:
Attention:

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

ASSIGNOR:

[ ]

By:
Name:
Title:

ASSIGNEE:
[ ]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Agent

By:
Name:
Title:

FIRST AMENDMENT AND CONSENT TO LOAN AGREEMENT

FIRST AMENDMENT AND CONSENT TO LOAN AGREEMENT, dated as of December 21, 2010 (this “Amendment”) to the Loan Agreement referred to below, by and among M/A-COM Technology Solutions Inc., a corporation organized under the laws of the State of Delaware (“M/A-COM Technology”), M/A-COM Auto Solutions Inc., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), Laser Diode Incorporated, a corporation organized under the laws of the State of Nevada (“Laser”), Mimix Broadband, Inc., a corporation organized under the laws of the State of Texas (“Mimix”, and together with M/A-COM Technology, M/A-COM Auto and Laser, each a “Borrower” and, collectively, “Borrowers”), M/A-COM Technology Solutions Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Holdings”), the other Loan Parties signatory hereto, Lenders signatory hereto, and RBS Business Capital, a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, as agent for Lenders (“Agent”).

W I T N E S S E T H

WHEREAS, Borrowers, Holdings, the other Loan Parties signatory thereto, Agent and Lenders party thereto from time to time are parties to that certain Loan Agreement, dated as of December 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders amend the Loan Agreement, and Agent and Lenders have agreed to amend the Loan Agreement to, among other things, permit the payment of certain dividends from the proceeds of the issuance of preferred shares of Holdings, in the manner and on the terms and conditions provided for herein; and

WHEREAS, Borrowers have also requested that Agent and Lenders consent, and Agent and Lenders have agreed to consent, to an amendment to the Management Agreement in the manner and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein (including in the Recitals hereto) shall have the meanings ascribed to them in the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”).

2. Consent. As of the First Amendment Effective Date (as defined below), Agent and Lenders hereby consent to the amendment of the Management Agreement pursuant to Amendment No. 1 to Management Agreement in the form attached hereto as Exhibit A.

3. Amendments to the Loan Agreement. The Loan Agreement is hereby amended as of the First Amendment Effective Date as follows:

(a) Clause (e) of the definition of “Change of Control” set forth in Section 1.1 of the Loan Agreement is amended and restated to read as follows:

“(e) any “Liquidation Event”, “Fundamental Change”, “Change in Ownership”, or substantially similar term shall occur under (and as defined in) the Third Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc., as in effect on the First Amendment Effective Date.”

(b) Section 1.1 of the Loan Agreement is amended by amending and restating the following definitions to read as follows:

“Management Agreement - the letter agreement dated October 15, 2008 by and between GaAs Labs, LLC and Mimix Holdings, Inc., as amended by Amendment No. 1 to Management Agreement and as may be further amended to the extent permitted under the Management Fee Subordination Agreement.

Fixed Charge Coverage Ratio - the ratio, determined on a consolidated basis for Holdings and its Subsidiaries, for any period, of (a) EBITDA minus the sum of (i) Capital Expenditures (except those financed with proceeds from the issuance of Capital Stock or with Borrowed Money other than Revolving Loans), (ii) Distributions (other than the December 2010 Dividend) made and (iii) cash income taxes paid, to (b) Fixed Charges.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification and warranty obligations in favor of purchasers in connection with acquisitions and dispositions permitted hereunder; (f) arising under the Loan Documents; and (g) arising under the “Subsidiary Guaranty” made pursuant to Section 6F of the Summit Stock Purchase Agreement.”

(c) Section 1.1 of the Loan Agreement is amended by adding the following new definitions in the appropriate alphabetical order:

“Amendment No. 1 to Management Agreement - that certain letter agreement dated December 21, 2010 between GaAs Labs, LLC and Mimix Holdings, Inc. amending the Management Agreement.

December 2010 Dividend - as defined in Section 10.2.4.

First Amendment Effective Date - December 21, 2010.

Summit Equity Proceeds - net proceeds arising from the issuance by Holdings of its Class B Convertible Preferred Stock and warrants to purchase common stock of Holdings to the Summit Investors on or about December 21, 2010, pursuant to and in accordance with the terms of the Summit Sale Documents.

Summit Investors - collectively, Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC, Summit Investors I (UK), L.P. and Mainsail Partners II L.P., or any of their respective Affiliates or transferees.

Summit Sale Documents - collectively, (i) the Summit Stock Purchase Agreement, (ii) the M/A-COM Technology Solutions Holdings, Inc. Class B Preferred Rights Agreement dated as of December 21, 2010 by and among Holdings and the Summit Investors, (iii) the

Amended and Restated Investor Rights Agreement dated as of December 21, 2010 by and among Holdings and the Persons party thereto that are designated as “Investors” therein and (iv) the Third Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc. dated as of December 21, 2010, (v) the Amended and Restated Bylaws of Holdings adopted as of December 21, 2010, (vi) each Management Rights Agreement (as defined in the Summit Stock Purchase Agreement), and (vii) each Indemnification Agreement (as defined in the Summit Stock Purchase Agreement).

Summit Stock Purchase Agreement - the Stock Purchase and Recapitalization Agreement dated as of December 21, 2010 by and among Holdings and the Summit Investors.”

(d) Section 10.1.3 of the Loan Agreement is amended and restated to read as follows:

“10.1.3 Notices. Notify Agent, for itself and on behalf of Lenders, in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default by any Loan Party under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $750,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice; (i) the discharge of or any withdrawal or resignation by Loan Parties’ independent accountants; (j) any opening of a new office or place of business, at least ten (10) days prior to such opening; or (k) the assertion of any litigation, claim, demand or other proceeding against or with respect to any Loan Party under the Summit Stock Purchase Agreement.”

(e) Section 10.2.4(h) of the Loan Agreement is amended and restated to read as follows:

“(h) Restricted Payments made to Holdings in an amount not to exceed $60,000 in the aggregate per month for the purpose of paying management fees or other compensation to Gaas Labs, LLC pursuant to the Management Agreement and in accordance with the terms of the Management Fee Subordination Agreement.”

(f) Section 10.2.4 of the Loan Agreement is amended by deleting the word “and” at the end of clause (g), replacing “.” at the end of clause (h) with “,”, and adding new clauses (i) and (j) immediately after clause (h) to read as follows:

“(i) Holdings may declare and make a dividend, in an aggregate amount not to exceed $80,000,000, to holders of its Capital Stock to the extent permitted under the Summit Sale Documents (the “December 2010 Dividend”); provided, that, (i) both before and after giving effect to the making of the December 2010 Dividend, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to the making of the December 2010 Dividend no Revolving Loans shall be outstanding, (iii) Holdings shall have received gross Summit Equity Proceeds (without deduction of transaction expenses) of not less than $120,000,000 and (iv) the December 2010 Dividend shall be paid (A) solely with Summit Equity Proceeds and (B) on or prior to January 31, 2011; and

(j) Each Loan Party may make payments to the Summit Investors in respect of breaches of representations, warranties, and covenants contained in the Summit Sale Documents to the extent required thereunder, including payments required under the “Subsidiary Guaranty” made pursuant to Section 6F of the Summit Stock Purchase Agreement (which payments shall constitute Restricted Payments under this Agreement), in each case, so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) Borrowers’ shall have Liquidity on a pro forma basis, of not less than $10,000,000 (A) on the date such Restricted Payment is made and after giving effect thereto, (B) on a daily average basis for the 90-day period immediately prior to the making of such Restricted Payment (assuming such Restricted Payment was made on the first day thereof), and (C) on a daily average basis for the 90-day period after giving effect thereto; and (iii) after giving effect thereto, Borrowers shall be in pro forma compliance with all financial covenants set forth in this Agreement.”

(g) Section 10.2.14 of the Loan Agreement is amended and restated to read as follows:

“10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) a Restrictive Agreement relating to Subordinated Debt permitted hereunder; (d) customary provisions in leases, Licenses and other contracts restricting assignment thereof; (e) customary provisions in purchase and sale agreements to be executed by Loan Parties in connection with a Permitted Asset Disposition or a Permitted Acquisition; and (f) the Summit Sale Documents, as in effect on the First Amendment Effective Date or as amended in accordance with the terms of this Agreement.”

(h) Section 10 of the Loan Agreement is amended by added a new Section 10.2.20 at the end thereof to read as follows:

“10.2.20 Amendments to Summit Sale Documents. Amend, supplement or otherwise modify any Summit Sale Document, other than amendments, supplements or other modifications that could not reasonably be expected to have a Material Adverse Effect or be adverse to Agent and Lenders in any way.

(i) Section 11.1 of the Loan Agreement is amended by deleting the word “or” at the end of clause (m), replacing “.” at the end of clause (n) with “; or”, and adding a new clause (o) immediately after clause (n) to read as follows:

“(o) Any action, suit, proceeding, claim, demand or dispute arises against or with respect to any Loan Party under the Summit Stock Purchase Agreement, which Agent reasonably determines could, individually or in the aggregate, result in obligations of, or liabilities against, one or more Loan Parties in excess of $1,000,000.”

(j) Schedule 9.1.4 to the Loan Agreement is amended and restated by deleting such schedule in its entirety and inserting a new Schedule 9.1.4 attached hereto as Exhibit B in lieu thereof.

4. Remedies. This Amendment shall constitute a Loan Document. The breach by any Loan Party of any representation, warranty, covenant or agreement in this Amendment hereof shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

5. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each Loan Party hereby jointly and severally represents and warrants that:

(a) The execution, delivery and performance by each Loan Party of this Amendment and the performance of the Amended Loan Agreement (i) are within such Loan Party’s corporate, limited liability or partnership, as applicable, power and, at the time of execution thereof, have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable (including, if applicable, consent of the holders of its Capital Stock), (ii) do not and will not (A) contravene such Loan Party’s Organic Documents, (B) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of such Loan Party, (C) conflict with or result in any breach or contravention of (1) any document evidencing any Contractual Obligation to which such Loan Party is a party except to the extent that any such breach or contravention of a document evidencing a Contractual Obligation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (2) any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its Property is subject, or (D) violate or cause a default under any Applicable Law or Material Contract and (iii) do not require any Governmental Approval, except for filings required under Regulation D promulgated under the Securities Act of 1933, as amended, and state “blue sky” laws.

(b) This Amendment and the Amended Loan Agreement each constitute the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c) Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(d) There are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (i) relate to any Loan Documents or transactions contemplated thereby; or (ii) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Loan Party or Subsidiary. No Loan Party or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority specifically applicable to such Loan Party or Subsidiary.

(e) After giving effect to this Amendment, the representations and warranties of Borrowers and the other Loan Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the First Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true and correct only as of such date.

(f) The representations and warranties of Holdings set forth in Section 4 of the Summit Stock Purchase Agreement are true and correct in all material respects as of the First Amendment Effective Date (provided, that, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects).

(g) After giving effect to this Amendment, (i) Schedule 9.1.4 shows, for each Loan Party and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Capital Stock, the holders of its Capital Stock, and all agreements binding on such holders with respect to their Capital Stock and (ii) except as listed on Schedule 9.1.4, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Capital Stock of any Loan Party or Subsidiary.

6. Full Force and Effect; No Other Amendment, Consent or Waiver. The Loan Agreement and the other Loan Documents shall continue to be in full force and effect in accordance with their respective terms and, except as expressly provided herein, shall be unmodified. In addition, except as expressly provided herein, this Amendment shall not be deemed an amendment, consent or waiver of any term or condition of any Loan Document or a forbearance by Agent or Lenders with respect to any right or remedy which Agent or Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which Agent or Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof.

7. Outstanding Indebtedness; Waiver of Claims. Each Borrower and each other Loan Party hereby acknowledges and agrees that as of December 21, 2010 (i) the aggregate amount of Revolving Loans outstanding is $30,000,000 and (ii) the aggregate amount of LC Obligations outstanding is $0, and that such principal amounts are payable pursuant to the Loan Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each Borrower and each other Loan Party hereby acknowledges it has no Claims arising out of or relating to the Loan Agreement or any other Loan Document (including, without limitation, as a result of credit having been extended thereunder) against any Indemnitee and hereby waives, releases, remises and forever discharges each Indemnitee from any and all Claims of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any Indemnitee prior to and including the date hereof, and in any way directly or indirectly arising out of or relating to the Loan Agreement or any other Loan Document.

8. Expenses. Each Borrower and each other Loan Party hereby reconfirms its respective obligations pursuant to Section 3.4 of the Loan Agreement and to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

9. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Borrower and each other Loan Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Security Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

10. Effectiveness. This Amendment shall become effective as of December 21, 2010 (the “First Amendment Effective Date”) only upon satisfaction in full in the judgment of Agent of each of the following conditions:

(a) Amendment. Agent shall have received this Amendment duly executed and delivered by Agent, Required Lenders and each Loan Party.

(b) Payment of Fees and Expenses. Borrowers shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

(c) Amendment No. 1 to Management Agreement. Agent shall have a received a fully-executed copy of Amendment No. 1 to Management Agreement.

(d) Summit Sale Documents. Agent shall have received fully-executed copies of each of the Summit Sale Documents, together with all documents, certificates and opinions delivered pursuant to Sections 2 and 3 of the Summit Stock Purchase Agreement.

(e) Representations and Warranties. The representations and warranties of or on behalf of Loan Parties in this Amendment shall be true and correct on and as of the First Amendment Effective Date.

11. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

M/A-COM AUTO SOLUTIONS INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

LASER DIODE INCORPORATED, a Nevada corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

MIMIX BROADBAND, INC., a Texas corporation.

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

MIMIX HOLDINGS, INC., a Delaware corporation

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Title:	Chief Financial Officer

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Agent and a Lender

By:	/s/ John D. Bobbin
Name:	John D. Bobbin
Title:	Vice President

BRIDGE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Blake Reid
Name:	Blake Reid
Title:	Assistant Vice President

Exhibit A

Amendment No. 1 to Management Agreement

(see attached)

[GAAS LABS, LLC LOGO]

December 21, 2010

Mimix Holdings, Inc.

10795 Rockley Road

Houston, TX 77099

Subject: Amendment to GaAs Labs, LLC Services Agreement

Ladies and Gentlemen:

As you are aware, Mimix Holdings, Inc., a Delaware corporation (the “Company”), and GaAs Labs, LLC, a California limited liability corporation (“GaAs Labs”), entered into a services agreement dated October 15, 2008 (the “Original Agreement”), following an investment by GaAs Labs in the Company. The Company and GaAs Labs now desire to amend the Original Agreement as follows:

(i) The definition of “Fee Amount” is hereby deleted in its entirety and replaced with the following:

“The “Fee Amount” shall mean $60,000”.

(ii) The second paragraph of the Original Agreement is hereby amended and restated in its entirety as follows:

“In consideration of the Services rendered to date and to be rendered in connection with the ongoing operations of the Company and/or its corporate parent, M/A-COM Technology Solutions Holdings, Inc. (“Parent”) in the future, the Company agrees to pay GaAs Labs a monthly amount of compensation equal to the Fee Amount (as defined below), which shall be billed to the Company by GaAs Labs, and shall be due and payable monthly on or before the fifth (5th) day of each calendar month until the earlier of any of the following (after which time GaAs Labs will cease to provide the Services and no further Fee Amounts shall be due): (i) such time as GaAs Labs and/or its affiliates no longer hold any equity investment in the Company or Parent or any representation on the Company’s or Parent’s board of directors, (ii) Parent consummates a Public Offering (as defined in Parent’s Second Amended and Restated Certificate of Incorporation in effect on the date of this Agreement), (iii) consummation of a Change in Ownership (as defined in Parent’s Second Amended and Restated Certificate of Incorporation in effect on the date of this Agreement) of Parent and (iv) such time as GaAs Labs and the Company agree in writing to modify or terminate the arrangements contemplated hereby.”

Except as specifically provided above, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Please confirm that the foregoing is in accordance with your understandings and agreements with GaAs Labs by signing a copy of this agreement in the space provided below. This letter may be signed in one or more counterparts, which together shall form a binding original, and facsimile signatures shall be deemed binding originals hereunder.

Very truly yours, GAAS LABS, LLC

By:	/s/ John Ocampo
Name:	John Ocampo
Title:	President

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

MIMIX HOLDINGS, INC.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

SECOND AMENDMENT AND CONSENT TO LOAN AGREEMENT

SECOND AMENDMENT AND CONSENT TO LOAN AGREEMENT, dated as of February 22, 2011 (this “Amendment”) to the Loan Agreement referred to below, by and among M/A-COM Technology Solutions Inc., a corporation organized under the laws of the State of Delaware (“M/A-COM Technology”), M/A-COM Auto Solutions Inc., a corporation organized under the laws of the State of Delaware (“M/A-COM Auto”), Laser Diode Incorporated, a corporation organized under the laws of the State of Nevada (“Laser”), Mimix Broadband, Inc., a corporation organized under the laws of the State of Texas (“Mimix”, and together with M/A-COM Technology, M/A-COM Auto and Laser, each a “Borrower” and, collectively, “Borrowers”), M/A-COM Technology Solutions Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Holdings”), the other Loan Parties signatory hereto, Lenders signatory hereto, and RBS Business Capital, a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, as agent for Lenders (“Agent”).

W I T N E S S E T H

WHEREAS, Borrowers, Holdings, the other Loan Parties signatory thereto, Agent and Lenders party thereto from time to time are parties to that certain Loan Agreement, dated as of December 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, (i) Agent and Lenders have agreed to consent to certain actions to be taken by the Loan Parties that would otherwise be in violation of the Loan Agreement and (ii) Borrowers, the other Loan Parties, Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, in each case, in the manner and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein (including in the Recitals hereto) shall have the meanings ascribed to them in the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”).

2. Consent. Notwithstanding anything to the contrary contained in Section 10.2.7 of the Loan Agreement, as of the Second Amendment Effective Date (as defined below), Agent and Lenders hereby consent to the making by the Guarantors of one or more interest-bearing loans to Optomai, Inc., a Delaware corporation (“Optomai”) in an amount not to exceed $200,000 in principal amount in the aggregate across all such loans (each, individually, an “Optomai Loan”), each featuring a loan term of not more than one year from their initial funding date, and to be evidenced by one or more written promissory notes of Optomai in favor of the applicable Guarantor (each, individually, an “Optomai Note”); provided, that (a) each Optomai Loan is consummated pursuant to documentation (including the applicable Optomai Note) in form and substance satisfactory to Agent and (b) immediately following the making of any Optomai Note, the Loan Parties shall pledge and deliver to Agent the original Optomai Note executed in connection with such Optomai Loan.

3. Amendments to the Loan Agreement. The Loan Agreement is hereby amended as of the Second Amendment Effective Date as follows:

(a) Clauses (b)(vi) and (vii) of the definition of “Permitted Asset Disposition” set forth in Section 1.1 of the Loan Agreement are amended and restated to read as follows:

“(vi) an Asset Disposition by Cork of all or a portion of the assets associated with its ferrite division; provided, that such Asset Disposition is consummated within one hundred fifty (150) days of the Closing Date, (vii) an Asset Disposition by M/A-COM Technology of the outstanding Capital Stock of, or all or a portion of the assets owned by, Laser; provided, that (A) Borrowers shall have provided to Agent an updated Borrowing Base Certificate showing pro forma Availability of not less than $0 after giving effect thereto and (B) such Asset Disposition is consummated within one hundred fifty (150) days of the Closing Date, and”

(b) Clause 4 in Schedule 10.1.11 to the Loan Agreement is amended and restated to read as follows:

“4. Within ninety (90) days of the Closing Date, one or more Control Agreements executed by Silicon Valley Bank and Mimix Broadband, Inc. with respect to accounts numbered                         ,                         ,                          and                          maintained by Mimix Broadband, Inc. with Silicon Valley Bank.”

4. Remedies. This Amendment shall constitute a Loan Document. The breach by any Loan Party of any representation, warranty, covenant or agreement in this Amendment hereof shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

5. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each Loan Party hereby jointly and severally represents and warrants that:

(a) The execution, delivery and performance by each Loan Party of this Amendment and the performance of the Amended Loan Agreement (i) are within such Loan Party’s corporate, limited liability or partnership, as applicable, power and, at the time of execution thereof, have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable (including, if applicable, consent of the holders of its Capital Stock), (ii) do not and will not (A) contravene such Loan Party’s Organic Documents, (B) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of such Loan Party, (C) conflict with or result in any breach or contravention of (1) any document evidencing any Contractual Obligation to which such Loan Party is a party except to the extent that any such breach or contravention of a document evidencing a Contractual Obligation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (2) any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its Property is subject, or (D) violate or cause a default under any Applicable Law or Material Contract and (iii) do not require any Governmental Approval, except for filings required under Regulation D promulgated under the Securities Act of 1933, as amended, and state “blue sky” laws.

(b) This Amendment and the Amended Loan Agreement each constitute the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c) Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(d) There are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (i) relate to any Loan Documents or transactions contemplated thereby; or (ii) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Loan Party or Subsidiary. No Loan Party or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority specifically applicable to such Loan Party or Subsidiary.

(e) After giving effect to this Amendment, the representations and warranties of Borrowers and the other Loan Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the Second Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true and correct only as of such date.

6. Full Force and Effect; No Other Amendment, Consent or Waiver. The Loan Agreement and the other Loan Documents shall continue to be in full force and effect in accordance with their respective terms and, except as expressly provided herein, shall be unmodified. In addition, except as expressly provided herein, this Amendment shall not be deemed an amendment, consent or waiver of any term or condition of any Loan Document or a forbearance by Agent or Lenders with respect to any right or remedy which Agent or Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which Agent or Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof.

7. Outstanding Indebtedness; Waiver of Claims. Each Borrower and each other Loan Party hereby acknowledges and agrees that as of February 22, 2011 (i) the aggregate amount of Revolving Loans outstanding is $0 and (ii) the aggregate amount of LC Obligations outstanding is $0, and that such principal amounts are payable pursuant to the Loan Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each Borrower and each other Loan Party hereby acknowledges it has no Claims arising out of or relating to the Loan Agreement or any other Loan Document (including, without limitation, as a result of credit having been extended thereunder) against any Indemnitee and hereby waives, releases, remises and forever discharges each Indemnitee from any and all Claims of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any Indemnitee prior to and including the date hereof, and in any way directly or indirectly arising out of or relating to the Loan Agreement or any other Loan Document.

8. Expenses. Each Borrower and each other Loan Party hereby reconfirms its respective obligations pursuant to Section 3.4 of the Loan Agreement and to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

9. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Borrower and each other Loan Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Security Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

10. Effectiveness. This Amendment shall become effective as of February 22, 2011 (the “Second Amendment Effective Date”) only upon satisfaction in full in the judgment of Agent of each of the following conditions:

(a) Amendment. Agent shall have received this Amendment duly executed and delivered by Agent, Required Lenders and each Loan Party.

(b) Payment of Fees and Expenses. Borrowers shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

(c) Representations and Warranties. The representations and warranties of or on behalf of Loan Parties in this Amendment shall be true and correct on and as of the Second Amendment Effective Date.

11. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

M/A-COM AUTO SOLUTIONS INC.,
a Delaware corporation

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

LASER DIODE INCORPORATED,
a Nevada corporation

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

MIMIX BROADBAND, INC.,
a Texas corporation.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

MIMIX HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President

RBS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.,
as Agent and a Lender

By:	/s/ John D. Bobbin
Name:	John D. Bobbin
Title:	Vice President

BRIDGE BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Paul B. Gibson
Name:	Paul B. Gibson
Title:	Senior Vice President